                                                                 EXHIBIT (a)(1)

                          Offer To Purchase For Cash

                    All Outstanding Shares of Common Stock

                                      of

                       Puerto Rican Cement Company, Inc.

                                      at

                           U.S. $35.00 Net Per Share

                                      by

                          Tricem Acquisition, Corp.,

                    an indirect wholly owned subsidiary of

                              CEMEX, S.A. de C.V.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME,
            ON MONDAY, JULY 29, 2002, UNLESS THE OFFER IS EXTENDED.

   The Offer (as defined herein) is being made pursuant to the Agreement and Plan of Merger, dated as of June 11, 2002 (the "Merger Agreement"), by and among CEMEX, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("CEMEX"), Tricem Acquisition, Corp., a Puerto Rico corporation and an indirect wholly owned subsidiary of CEMEX (the "Purchaser"), and Puerto Rican Cement Company, Inc., a Puerto Rico corporation (the "Company").

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED (OTHER THAN TENDERS BY GUARANTEED DELIVERY WHERE ACTUAL DELIVERY HAS NOT TAKEN PLACE) AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE, OF THE COMPANY (THE "SHARES") THAT REPRESENTS AT LEAST A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS AND (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER HAVING EXPIRED OR BEEN TERMINATED. THE OFFER ALSO IS SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. PLEASE READ SECTIONS 1 AND 15, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

   THE COMPANY'S BOARD OF DIRECTORS, AT A SPECIAL MEETING HELD ON JUNE 11, 2002, WITH ONE DIRECTOR ABSENT, UNANIMOUSLY (1) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO THE COMPANY'S STOCKHOLDERS AND ARE ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS; (2) APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER; AND (3) RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS
(A) ACCEPT THE OFFER AND (B) IF STOCKHOLDER APPROVAL IS NECESSARY, APPROVE THE MERGER AGREEMENT AND THE MERGER. ACCORDINGLY, THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT YOU ACCEPT THE OFFER AND TENDER ALL OF YOUR SHARES PURSUANT TO THE OFFER.

   A summary of the material terms of the Offer appears on pages 1 through 6. You should read this entire document carefully before deciding whether to tender your Shares.

July 1, 2002

                                   IMPORTANT

   Any stockholder of the Company wishing to tender Shares in the Offer must
(1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal (or such facsimile) and all other required documents to the Depositary (as defined herein) together with certificates representing the Shares tendered, or follow the procedure for book-entry transfer set forth in Section 3 hereof or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender such Shares.

   Any stockholder of the Company who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined herein) or who cannot comply with the procedure for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure set forth in
Section 3 hereof.

   Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks, trust companies or other nominees.

                               TABLE OF CONTENTS


                                                                                               Page
                                                                                               ----
SUMMARY TERM SHEET............................................................................   1

INTRODUCTION..................................................................................   7

THE TENDER OFFER..............................................................................  10
 1.            Terms of the Offer.............................................................  10
 2.            Acceptance for Payment and Payment for Shares..................................  13
 3.            Procedures for Accepting the Offer and Tendering Shares........................  13
 4.            Withdrawal Rights..............................................................  16
 5.            Material United States Federal Income Tax Consequences.........................  17
 6.            Price Range of Shares; Dividends...............................................  18
 7.            Certain Information Concerning the Company.....................................  19
 8.            Certain Information Concerning CEMEX and the Purchaser.........................  20
 9.            Source and Amount of Funds.....................................................  21
10.            Background of the Offer; Past Contacts or Negotiations with the Company........  22
11.            The Merger Agreement and the Transaction Support Agreements....................  22
12.            Purpose of the Offer; Plans for the Company....................................  39
13.            Certain Effects of the Offer...................................................  40
14.            Dividends and Distributions....................................................  41
15.            Certain Conditions of the Offer................................................  42
16.            Certain Legal Matters; Regulatory Approvals....................................  43
17.            Fees and Expenses..............................................................  45
18.            Miscellaneous..................................................................  45

Schedule I--Information Concerning Directors and Executive Officers of CEMEX and the Purchaser I-1

                              SUMMARY TERM SHEET

   Tricem Acquisition, Corp. is offering to purchase all of the outstanding shares of common stock of Puerto Rican Cement Company, Inc. for U.S. $35.00 per share in cash. The following are some of the questions you, as a stockholder of the Company, may have and answers to those questions. We urge you to read the remainder of this Offer to Purchase and the Letter of Transmittal carefully because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

   We are Tricem Acquisition, Corp., a newly formed Puerto Rico corporation and an indirect wholly owned subsidiary of CEMEX. We have been formed for the purpose of making a tender offer for all of the common stock of the Company and have carried on no activities other than in connection with the merger agreement among CEMEX, the Company and us and the transaction support agreements among CEMEX, certain stockholders of the Company and us. CEMEX, a corporation organized under the laws of the United Mexican States, is the third-largest cement company in the world. See "Introduction" and Section 1.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

   We are seeking to purchase all of the issued and outstanding shares of common stock of the Company. See "Introduction" and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

   We are offering to pay U.S. $35.00 per share, net to you in cash, without interest. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker or nominee tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

   CEMEX, our parent company, and its subsidiaries will provide us with sufficient funds to purchase all shares that are validly tendered and not withdrawn in the offer and to provide funding for the merger that is expected to follow the successful completion of the offer. These subsidiaries expect to fund a portion of the capital contributions and loans to us with borrowings under a new credit facility to be entered into by such subsidiaries. In the event that financing is unavailable under the proposed new credit facility, it is anticipated that all of the funds necessary to consummate the offer and the merger would come from capital contributions or intra-company loans to us from subsidiaries of CEMEX, which would be funded from CEMEX's internally generated free cash flow.

   Our obligation to purchase the shares of Company common stock in the offer is not conditioned on any financing or subject to any financing condition. See
Section 9 for a description of our financing arrangements.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

   We do not think our financial condition is relevant to your decision whether to tender in the offer because the form of consideration consists solely of cash and our offer is not contingent upon our receipt of financing. See Section 9 for a description of our financing arrangements.

HAVE ANY STOCKHOLDERS AGREED TO TENDER THEIR SHARES?

   Concurrently with entering into the merger agreement, we entered into transaction support agreements with four stockholders of the Company that collectively own 1,482,804 shares of Company common stock, constituting approximately 29% of the shares outstanding. Under the transaction support agreements, these stockholders have agreed, among other things, to tender their shares in the offer and to vote for the merger. See Section 11.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

   You will have until 12:00 midnight, Eastern time, on Monday, July 29, 2002, to tender your shares in the offer, unless the offer is extended. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Sections 1 and 3.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

   We expressly reserve the right, subject to the terms of the merger agreement and applicable law, to extend the period of time during which the offer remains open. We have agreed in the merger agreement that we may extend the offer:

  .   if any of the conditions to the offer have not been satisfied;

  . if any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff applicable to the offer, or any applicable law, requires an extension; and

  . for up to ten additional business days in increments of not more than two business days each (but in no event beyond the Termination Date (as defined in Section 1)), if, immediately before the scheduled or extended expiration date of the offer, the shares tendered and not withdrawn pursuant to the offer constitute more than 80% but less then 90% of the outstanding shares of the Company common stock.

   Subject to certain limitations, we have agreed at the Company's request to extend the offer for a period of time sufficient to provide a "cure period" (as described in Section 1) to the Company in the event of a breach by the Company of a representation, warranty, covenant or other agreement of the Company under the merger agreement, which breach, in the reasonable judgment of CEMEX, is capable of being cured during the applicable cure period. Subject to certain limitations set forth in the merger agreement, if any other condition to the offer is not satisfied or waived on any scheduled or extended expiration date of the offer and if such condition could reasonably be expected to be satisfied, the Purchaser must extend the offer until such condition is satisfied or waived.

   If at the time of the expiration of the offer all conditions to the offer are satisfied or waived but the shares of Company common stock tendered and not withdrawn in the offer constitute less than 90% of the outstanding common stock, we have the right to accept for payment and purchase all shares validly tendered and not withdrawn at such time and extend the offer to provide a "subsequent offering period" during which stockholders may tender their shares and promptly receive the offer price. There will be no withdrawal rights during any subsequent offering period. In addition, if we elect to provide a subsequent offering period, the federal securities laws require a subsequent offering period of three business days to 20 business days.

   See Sections 1 and 11 for more details on our ability to extend the offer.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

   If we extend the offer, we will inform Citibank, N.A. (the depositary for the offer) of that fact and will make a public announcement of the extension not later than 9:00 a.m., Eastern time, on the next business day after the day on which the offer was scheduled to expire. See Section 1.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

   We are not obligated to purchase any shares that are validly tendered unless the number of shares validly tendered (other than tenders by guaranteed delivery where actual delivery has not occurred) and not withdrawn before the expiration of the offer represents at least a majority of the outstanding shares on a fully diluted basis (after giving effect to the conversion or exercise of all outstanding options, warrants and other rights and securities exercisable or convertible into shares of Company common stock, if any, whether or not exercised or converted at the time of determination). See "Introduction" and Section 11.

   Subject to certain limitations, we are not obligated to purchase shares that are validly tendered if there is any change in the business, assets, liabilities, financial condition or results of operations of the Company or its subsidiaries that has had or would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or its ability to complete the transactions under the merger agreement. See Section 15.

   We are not obligated to purchase shares that are validly tendered if the applicable waiting period under the Hart-Scott-Rodino Act has not expired or been terminated. See Section 16.

   We are not obligated to purchase shares that are validly tendered if the necessary consents have not been obtained from certain of the Company's lenders under its loan agreements. See Section 15.

   We are not obligated to purchase shares that are validly tendered if the Company's board of directors withdraws, modifies or changes in a manner adverse to CEMEX or us its recommendation of the offer, the merger agreement or the merger, or recommends another proposal or offer in connection with a competing takeover proposal made by a third party. See Section 15.

   We are not obligated to purchase shares that are validly tendered if the Company breaches or fails to perform in any material respect its obligations under the merger agreement or breaches its representations and warranties under the merger agreement, subject to certain knowledge, materiality and material adverse effect qualifiers set forth in the merger agreement and subject to cure in any applicable cure period. See Sections 11 and 15.

   We are not obligated to purchase shares that are validly tendered if the consent of the Nuclear Regulatory Commission with respect to the change of control of the Company, which is required as a result of the Company's ownership and operation of a regulated piece of test equipment, has not been obtained. See Section 15.

   The offer also is subject to a number of other conditions. We can waive some of the conditions to the offer without the Company's consent; however, we cannot waive the minimum condition without the Company's consent. See Sections 1 and 15.

   Our obligation to purchase shares under the offer is not conditioned on any financing arrangements or subject to any financing condition. See Section 9 for information about our financing arrangements.

HOW DO I TENDER MY SHARES?

   To tender your shares:

  . You must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to the depositary not later than the time the offer expires.

  . If your shares are held in "street name," your shares can only be tendered by your broker or nominee through the depositary.

  . If you are unable to deliver any required document or instrument to the depositary by the expiration of the offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period.

   See Section 3.

UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

   You may withdraw shares at any time before the scheduled or any extended expiration of the offer. You may not, however, withdraw any shares that are tendered during the subsequent offering period, if there is one. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

   To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary for the offer while you still have the right to withdraw the shares. See Section 4.

WHAT DOES THE COMPANY'S BOARD OF DIRECTORS RECOMMEND REGARDING THE OFFER?

   We are making the offer pursuant to the merger agreement, which has been approved unanimously by the Company's board of directors, with one director absent. The Company's board of directors, at a special meeting held on June 11, 2002, with one director absent, unanimously:

  . determined that the merger agreement and the transactions contemplated thereby, including the tender offer and the merger, are fair to the Company's stockholders and are advisable and in the best interests of the Company and its stockholders;

  . approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger; and

  . recommended that the Company's stockholders (A) accept the offer and (B) if stockholder approval is necessary, approve the merger agreement and the merger.

   Accordingly, the Company's board of directors recommends that you accept the offer and tender all of your shares of Company common stock pursuant to the offer. See "Introduction."

IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

   No. Following the purchase of shares in the offer we expect to consummate the merger. If the merger takes place, the Company will no longer be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered shares, then there may be so few remaining stockholders and publicly held shares that the Company common stock will no longer be eligible to be traded on the New York Stock Exchange, there may not be a public trading market for the Company common stock, and the Company may cease to make filings with the Securities and Exchange Commission or otherwise no longer be required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See Section 13.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF THE COMPANY'S SHARES ARE NOT TENDERED IN THE OFFER?

   We expect yes. If the number of shares tendered and purchased in the offer represents at least a majority of the shares of the Company on a fully diluted basis, then we expect to be merged with and into the Company. If that merger takes place, CEMEX indirectly will own all of the shares of the Company, and all remaining public stockholders of the Company (other than stockholders properly exercising appraisal rights under applicable Puerto Rico law) will receive U.S. $35.00 per share in cash. See "Introduction."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

   If the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to any appraisal rights properly exercised under Puerto Rico law. Therefore, if the merger takes place and you do not exercise appraisal rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. If the merger does not take place, however, the number of stockholders and the number of shares of Company common stock that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for Company common stock. Also, as described above, the Company may cease making filings with the Securities and Exchange Commission or otherwise may not be required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See "Introduction" and Sections 12 and 13.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

   On June 11, 2002, the last trading day before we announced the merger agreement, the last sale price of the Company's common stock reported on the New York Stock Exchange was U.S. $22.20 per share; therefore, the offer price of U.S. $35.00 per share represents a premium of approximately 58% over the last sale price of the shares before we announced the execution of the merger agreement. On June 28, 2002, the last full trading day before we commenced the tender offer, the last sale price of the Company's common stock reported on the New York Stock Exchange was U.S. $35.00. We encourage you to obtain a recent quotation for shares of Company common stock in deciding whether to tender your shares. See Section 6.

WILL I BE PAID THE REGULAR QUARTERLY DIVIDEND ON MY SHARES?

   On June 26, 2002, the Company's board of directors declared a regular quarterly dividend of U.S. $0.19 per share of Company common stock. The record date for such dividend is July 9, 2002. If you hold your shares on July 9, 2002, then you will be paid such dividend by the Company on August 6, 2002, even though it will be paid after the initially scheduled expiration of, and may be paid after the completion of, the offer. Unless the completion of the offer is delayed significantly, we do not expect that any additional dividends will be declared or paid.

GENERALLY, WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES?

   The receipt of cash for shares pursuant to the offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for the Commonwealth of Puerto Rico and other state, local and foreign income tax purposes as well. See Section 5. We encourage you to seek independent tax advice regarding the tax consequences of tendering your shares.

TO WHOM MAY I SPEAK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

   You may call Georgeson Shareholder Communications Inc. at 1-800-616-5497; Georgeson is acting as the information agent for our offer. See the back cover of this Offer to Purchase.

To the Holders of Shares of Common Stock of Puerto Rican Cement Company, Inc.:

                                 INTRODUCTION

   Tricem Acquisition, Corp., (the "Purchaser"), a Puerto Rico corporation and an indirect wholly owned subsidiary of CEMEX, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("CEMEX"), hereby offers to purchase all of the issued and outstanding shares of common stock, par value $1.00 per share (the "Company Common Stock" or the "Shares"), of Puerto Rican Cement Company, Inc., a Puerto Rico corporation (the "Company"), at a purchase price of U.S. $35.00 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the "Letter of Transmittal"). The Letter of Transmittal, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer".

   The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 11, 2002 (the "Merger Agreement"), among CEMEX, the Purchaser and the Company. The Merger Agreement provides that, following the Offer, the Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). After the Merger, the Company will be an indirect wholly owned subsidiary of CEMEX. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time") each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by CEMEX, the Purchaser, the Company or any of their respective subsidiaries, all of which will be cancelled and other than Shares that are held by stockholders, if any, who properly exercise their appraisal rights under the General Corporation Law of the Commonwealth of Puerto Rico (the "PRGCL")), automatically will be converted into the right to receive the Offer Price in cash, without interest (the "Merger Consideration"). Without limiting the foregoing, effective upon acceptance for payment of shares pursuant to the Offer in accordance with the terms hereof, the holder of such Shares will sell and assign to the Purchaser all right, title and interest in and to all of the Shares tendered (including, but not limited to, such holder's right to any and all dividends and distributions with a declaration date before, and a record date after, the scheduled or extended expiration date, except as set forth in the following sentence). Notwithstanding the preceding sentence, pursuant to the Merger Agreement, holders of Shares on July 9, 2002, the record date for the Company's regular quarterly dividend of U.S. $0.19 per share, which was declared on June 26, 2002 by the Company's Board of Directors (the "Company's Board of Directors" or the "Board of Directors"), will be paid such regular quarterly dividend on August 6, 2002 even though it will be paid after the initially scheduled expiration date of the Offer and even if such holder's Shares are purchased in the Offer. The Merger Agreement is more fully described in Section 11.

   Tendering stockholders, who are record owners of their Shares and tender directly to the Depositary (as defined below), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. CEMEX or the Purchaser will pay all charges and expenses of Goldman, Sachs & Co., as financial advisor to CEMEX and the Purchaser ("Goldman Sachs"), Citibank, N.A., as depositary (the "Depositary"), and Georgeson Shareholder Communications Inc., as information agent (the "Information Agent"), incurred in connection with the Offer. See Section 17.

   Concurrently with entering into the Merger Agreement, CEMEX and the Purchaser entered into Transaction Support Agreements (as defined herein) with certain stockholders of the Company that collectively own 1,482,804 Shares, constituting approximately 29% of the Shares outstanding. The Transaction Support Agreements provide that these stockholders will tender all of the Shares held by them in the Offer. In addition, the Transaction Support Agreements provide that, subject to certain exceptions, these stockholders will vote all of their Shares in favor of adoption of the Merger Agreement and the Merger and against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company under the Merger Agreement or of such stockholders contained in the Transaction

Support Agreements. Pursuant to the Transaction Support Agreements, these stockholders also granted CEMEX an irrevocable option to purchase all of their Shares at a purchase price of U.S. $35.00 per Share, subject to adjustment in certain circumstances. The options granted by these stockholders will become exercisable (i) in the event a Termination Fee (as defined in the Merger Agreement; see Section 11) has been paid or is payable in accordance with the terms of the Merger Agreement, (ii) if the Offer is terminated as a result of the failure to satisfy the Minimum Condition (as defined hereinafter) if, at or prior to the time of the termination, a Takeover Proposal (as defined in the Merger Agreement; see Section 11) has become publicly known and (iii) in certain other circumstances. See Section 11 for a discussion of the Transaction Support Agreements.

   The Company's Board of Directors, at a special meeting held on June 11, 2002, with one director absent, unanimously, (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to the Company's stockholders and in the best interests of the Company and its stockholders; (2) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and (3) recommended that the Company's stockholders (A) accept the Offer and
(B) if stockholder approval is necessary, approve the Merger Agreement and the Merger. Accordingly, the Company's Board of Directors recommends that you accept the Offer and tender all of your Shares pursuant to the Offer.

   UBS Warburg LLC (together with its predecessor entities, "UBS Warburg"), the financial advisor to the Company's Board of Directors, has delivered a written opinion, dated June 12, 2002, to the effect that, as of the date of the opinion, based on the assumptions, limitations and qualifications set forth in the opinion, the consideration to be received by the Company's stockholders is fair, from a financial point of view, to the Company's stockholders (other than CEMEX and any of its affiliates). This opinion confirmed an oral opinion delivered to the Company's Board of Directors delivered on June 11. The full text of UBS Warburg's written opinion is included as Annex II to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which is being mailed to stockholders concurrently with this Offer to Purchase. Stockholders are urged to read the full text of such opinion carefully in its entirety.

   The Offer is conditioned upon, among other things, (1) there being validly tendered (other than tenders by guaranteed delivery where actual delivery has not occurred) in accordance with the terms of the Offer, and not withdrawn prior to the expiration date of the Offer, that number of Shares that represents at least a majority of the then outstanding Shares on a fully diluted basis, after giving effect to the conversion or exercise of all outstanding options, warrants and other rights and securities exercisable or convertible into Company Common Stock, if any, whether or not exercised or converted at the time of determination (the "Minimum Condition") and (2) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder having expired or been terminated. The Offer also is subject to certain other conditions that are described in
Section 15. Please read Section 15, which sets forth in full the conditions to the Offer, and Section 16, which sets forth additional information about the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Purchaser's obligation to purchase Shares under the Offer is not conditioned on any financing arrangements or subject to any financing condition. See Section 9 for a description of the Purchaser's financing arrangements.

   The Company has represented to CEMEX that, as of March 31, 2002, there were 5,148,474 Shares issued and outstanding, no shares of the Company's preferred stock issued and outstanding, 851,526 Shares issued and held in the treasury of the Company and no options or other securities exercisable for or convertible into Shares. Accordingly, it is anticipated that the Minimum Condition will be satisfied if 2,574,238 Shares are tendered in the Offer and not withdrawn. See
Section 11.

   The Merger Agreement provides that promptly upon the acceptance for purchase of not less than a majority of the outstanding Shares on a fully diluted basis by the Purchaser pursuant to the Offer, the Company's Board of Directors shall elect such number of directors designated by CEMEX, rounded up to the next whole number, to the Board of Directors such that the percentage of CEMEX's designees on the Board of Directors shall equal the percentage of the Shares owned of record or beneficially by CEMEX or its direct or indirect subsidiaries (the "CEMEX Designees"). In connection with the foregoing, the Company has taken all action necessary to permit the CEMEX Designees to:

  . be elected to the Company's Board of Directors promptly following consummation of the Offer, including without limitation, by increasing the size of the Company's Board of Directors and obtaining the resignation of such number of its current directors as is necessary to permit the CEMEX Designees to be so elected; and

  . constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of

     .   each committee of the Company's Board of Directors,

     . each board of directors (or similar body) of each subsidiary of the Company, and

     . each committee (or similar body) of each board of directors (or similar body) of each subsidiary of the Company.

Notwithstanding the foregoing, until the Effective Time, the Company's Board of Directors shall have at least three directors who are directors of the Company on the date of the Merger Agreement and who are not officers of the Company or any of its subsidiaries (the "Independent Directors"); provided, however, that in no event shall the requirement to have at least three Independent Directors result in the CEMEX Designees constituting less than a majority of the Company's Board of Directors unless CEMEX fails to designate a sufficient number of persons to constitute at least a majority, and if the number of Independent Directors is reduced below three for any reason (or if immediately following consummation of the Offer there are not at least three then-existing directors of the Company who are Qualified Persons (as defined below) and who are willing to serve as Independent Directors), then the number of Independent Directors required under the Merger Agreement shall be reduced to equal the number of then-serving Independent Directors, unless the remaining Independent Director or Independent Directors are able to identify a person or persons who are not officers or affiliates of the Company, CEMEX or any of their respective subsidiaries (any such person, a "Qualified Person") willing to serve as an Independent Director, in which case such remaining Independent Director or Independent Directors may (but are not required to) designate any such Qualified Person or Qualified Persons to fill such vacancies, or if no Independent Directors then remain, the CEMEX Directors may (but are not required to) designate Qualified Persons to fill such vacancies, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. See Section 11.

   The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock. If the Minimum Condition is satisfied, the Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. The Company has agreed, if required, to cause a meeting of its stockholders to be held as promptly as practicable following consummation of the Offer for the purposes of considering and taking action upon the approval and adoption of the Merger Agreement. See Section 11.

   This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

                               THE TENDER OFFER

1.  Terms of the Offer.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date (as defined below) and not properly withdrawn as permitted under Section 4. The term "Expiration Date" means 12:00 midnight, Eastern time, on Monday, July 29, 2002, unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended (other than any extension with respect to the Subsequent Offering Period described below), expires.

   The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions set forth in Section 15. Subject to the provisions of the Merger Agreement, the Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer (other than the Minimum Condition). If by the initial Expiration Date or any extended Expiration Date any of the conditions to the Offer have not been satisfied or waived, subject to the provisions of the Merger Agreement, the Purchaser may elect to (i) terminate the Offer and return all tendered Shares to tendering stockholders, subject to the Purchaser's obligation to extend the Offer described below, (ii) waive all of the unsatisfied conditions (other than the Minimum Condition) and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn or (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended.

   Subject to the terms of the Merger Agreement, the Purchaser may not, without the prior written consent of the Company, (i) waive or change the Minimum Condition or (ii) change the form of consideration to be paid, decrease the Offer Price, decrease the number of Shares sought in the Offer, add to or modify any of the conditions to the Offer set forth in Section 15, make any other change in the terms of the Offer that is materially adverse to the holders of the Shares or (except as provided in the next paragraph) change the Expiration Date of the Offer.

   Notwithstanding the foregoing and subject to the terms of the Merger Agreement, the Purchaser may, without the consent of the Company, extend the Expiration Date of the Offer:

   (i) if, immediately before the scheduled or extended Expiration Date of the Offer, any of the conditions to the Offer have not been satisfied or (to the extent permitted) waived, until such conditions are satisfied or waived;

  (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer or any period required by applicable law; or

 (iii) for up to ten additional business days in increments of not more than two business days each (but in no event beyond the Termination Date (as defined below), if, immediately prior to the scheduled or extended Expiration Date of the Offer, the Shares tendered and not withdrawn pursuant to the Offer constitute more than 80% but less than 90% of the outstanding Shares, notwithstanding that all conditions to the Offer are satisfied as of such Expiration Date; provided, that, in the case of any extension under this clause (iii), CEMEX or the Purchaser may not thereafter assert the failure of any of the conditions provided for in clause (b)(ii) of Section 15 hereof, or for purposes of clauses (b)(iii) or (c) of Section 15, a Company Material Adverse Effect (as defined in the Merger Agreement; see "--The Merger Agreement--Representations and Warranties" in Section 11 hereof) or a material breach of a representation or warranty, in each such case, by reason of any event other than a knowing, intentional breach by the Company occurring after the initial extension under this clause (iii).

   In addition, the Purchaser must, at the request of the Company, extend the Offer for a period of time sufficient to provide the applicable Cure Period (as defined below) to the Company in the event of a breach by the Company of a representation, warranty, covenant or other agreement of the Company under the Merger Agreement which breach, in the reasonable judgment of CEMEX, is capable of being cured during the applicable Cure Period, provided that, at the time of the then scheduled Expiration Date of the Offer, all other conditions to the Offer have been satisfied or waived; and provided, further, that the Purchaser is not required to extend the Offer for any Cure Period if the Company fails to give to CEMEX notice of its receipt of knowledge of any such breach within four business days of its receipt of such knowledge. For purposes of the Merger Agreement, "Cure Period" means 30 days from the date on which the Company has knowledge of a breach of a representation, warranty, covenant or other agreement under the Merger Agreement, provided that in the event that the Company first has knowledge of such a breach after the Initial Expiration Date (as hereinafter defined), the Cure Period with respect to such breach shall not extend beyond the then-scheduled expiration date of the Offer. As defined in the Merger Agreement, "Initial Expiration Date" means 12:00 midnight Eastern time on Monday, July 29, 2002.

   Rule 14d-11 under the Exchange Act permits the Purchaser, subject to certain conditions, to provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of three business days to 20 business days, beginning after the Purchaser purchases Shares tendered in the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price.

   The Purchaser has the right to include a Subsequent Offering Period in the event that the Minimum Condition has been satisfied but the Shares tendered and not withdrawn pursuant to the Offer constitute less than 90% of the outstanding shares of Company Common Stock as of the Expiration Date. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, the Purchaser promptly will purchase and pay the same price paid in the Offer for all Shares tendered.

   As agreed in the Merger Agreement, if any of the conditions to the Offer (other than those set forth in clause (c) of Section 15) is not satisfied or waived on any scheduled or extended Expiration Date of the Offer, the Purchaser shall, and CEMEX shall cause the Purchaser to, extend the Offer if such condition or conditions could reasonably be expected to be satisfied, from time to time until such conditions are satisfied or waived; provided, that the Purchaser shall not be required to extend the Offer beyond the earliest to occur of (x) the Termination Date or (y) in the event that it has become publicly known that any Takeover Proposal (as defined in the Merger Agreement; see Section 11 "--The Merger Agreement--No Solicitation of Transactions") or amended Takeover Proposal has been made, the expiration of the applicable Rejection Period (as defined below) without such Takeover Proposal or amended Takeover Proposal being publicly rejected by the Company. For the purposes of the Merger Agreement, "Termination Date" means 90 days following commencement of the Offer; provided, however, that if the condition with respect to the Hart-Scott-Rodino Act described in clause (a)(ii) of Section 15 hereof is not satisfied on or prior to such date, then the Termination Date shall be extended until ten business days after such condition has been satisfied, but in no event shall the Termination Date be extended beyond 180 days following commencement of the Offer. As used in the Merger Agreement, "Rejection Period" means (i) with respect to any Takeover Proposal, ten business days after the earlier of the time of receipt by the Company of such Takeover Proposal or such time as the Takeover Proposal has become publicly known; (ii) with respect to an amendment to such Takeover Proposal, two business days after the earlier of the time of receipt of such amended Takeover Proposal or such time as the amended Takeover Proposal has become publicly known; and (iii) with respect to any subsequent amendment to such Takeover Proposal (a "Subsequent Amendment"), 24 hours after the earlier of the time of receipt of such subsequently amended Takeover Proposal or such time as the subsequently amended Takeover Proposal has become publicly known. With respect to the foregoing, any Takeover Proposal made by any Person (as defined in the Merger Agreement), any Affiliate (as defined in the

Merger Agreement) of such Person, or group of Persons or their respective Affiliates shall not be deemed to be a new Takeover Proposal if such Person, Affiliate of such Person or member of a group with such Person or their respective Affiliates previously has made a Takeover Proposal.

   The rights reserved by the Purchaser with respect to extending, delaying and terminating the Offer are in addition to the Purchaser's rights pursuant to
Section 15. Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to Dow Jones News Service.

   If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by
(i) Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer, unless such bidder elects to offer a Subsequent Offering Period and pays for the Shares tendered during the Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act, and (ii) the terms of the Merger Agreement, which require that the Purchaser pay for Shares that are tendered pursuant to the Offer as soon as practicable after the Offer.

   If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination to stockholders. Accordingly, if prior to the Expiration Date the Purchaser decreases the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day.

   The Company has provided CEMEX with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists in the Company's possession or control of securities positions of Shares held in stock depositories, and will provide to CEMEX such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as CEMEX may reasonably request in connection with the Offer. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.  Acceptance for Payment and Payment for Shares.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or earlier waiver of all the conditions to the Offer set forth in Section 15, the Purchaser will accept for payment and will pay for all Shares validly tendered (other than by guaranteed delivery where actual delivery has not occurred) on or prior to the Expiration Date and not properly withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law. Subject to the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 16.

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates evidencing such Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (3) any other documents required by the Letter of Transmittal.

   For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered (other than by guaranteed delivery where actual delivery has not occurred) and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 1 hereof, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in
Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

   Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in making such payment.

   If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

   The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  Procedures for Accepting the Offer and Tendering Shares.

   Valid Tenders. In order for a stockholder to tender Shares pursuant to the Offer validly, either (1) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or
(2) the tendering stockholder must comply with the guaranteed delivery procedures described below.

   The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

   Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below.

   Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

   Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (2) if the Shares are tendered for the account of a firm that is a participant in the Securities Transfer Agents Medallion Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an "Eligible Institution" and collectively the "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued, in the name of, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

   Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

   (1) such tender is made by or through an Eligible Institution;

   (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

   (3) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange trading days after the date of such Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

   In all cases, Shares will not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) is received by the Depositary.

   The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of CEMEX, the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (including, with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered to be coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

   The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

   Backup Withholding. Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold 30% of the amount of any payments made pursuant to the Offer or the Merger, as the case may be. In order to prevent backup federal income tax withholding with respect to payments to certain stockholders of the Offer Price or the Merger Consideration, as the case may be, for Shares purchased pursuant to the Offer or the Merger, as the case may be, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. Certain stockholders (including, among others, all corporations and certain foreign individuals and foreign entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer or the Merger, as the case may be, may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer or the Merger, as the case may be, should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Foreign stockholders and stockholders who are residents of the Commonwealth of Puerto Rico should complete and sign Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding (a copy of which may be obtained from the Depositary) or other applicable Form W-8 in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

4.  Withdrawal Rights.

   Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. However, Shares tendered in any Subsequent Offering Period may not be withdrawn.

   For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

   If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by (i) Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer, unless such bidder elects to offer a Subsequent Offering Period and pays for the Shares tendered during the Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act, and (ii) the terms of the Merger Agreement, which require that the Purchaser pay for Shares that are tendered pursuant to the Offer as soon as practicable after the Offer.

                                     16.1

   All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of CEMEX, the Purchaser, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date or during the Subsequent Offering Period by following one of the procedures described in Section 3.

   No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to the Shares tendered in the Offer and accepted for payment. See Section 1.

5.  Material United States Federal Income Tax Consequences.

   The following is a summary of the material United States federal income tax consequences of the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of the Company. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to stockholders of the Company who hold their Shares as capital assets within the meaning of Section 1221 of the Code. This discussion does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions, broker-dealers, stockholders who have acquired the Shares as part of a straddle, hedge, conversion transaction or other integrated investment, and persons who own or owned, directly or indirectly, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences to any stockholder of the Company who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws. If a partnership or other entity treated as a partnership for United States federal income tax purposes ("Partnership") holds Shares, the tax treatment of an owner of the Partnership will depend upon the status of the partner and the activities of the Partnership. If a holder is a partner of a Partnership holding Shares, such holder is urged to consult its tax advisors.

   Because individual circumstances may differ, each stockholder should consult his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger, on a beneficial holder of Shares, including the application and effect of the alternative minimum tax, and the tax laws of the Commonwealth of Puerto Rico and any other state, local and foreign tax laws and of changes in such laws.

   The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Capital gains recognized by an individual upon a disposition of a Share that has been held for one year or less will be subject to tax at ordinary income tax rates. Capital gains recognized by an individual upon a disposition of a Share that has been held for more than one year generally will be eligible for reduced rates of taxation. Certain limitations apply to the use of a stockholder's capital losses. Any gain or loss recognized upon a disposition of a Share generally will be treated as United States source gain or loss for United States federal income tax credit purposes.

   Passive Foreign Investment Company. The above discussion assumes that the Company is not a passive foreign investment company ("PFIC") with respect to any stockholder. Generally, the Company would be a PFIC with respect to a stockholder if, during any year during such stockholder's holding period, 75% or more of the Company's annual gross income consisted of certain "passive" income or 50% or more of the average value of the Company's assets in any such year consisted of assets that produced, or were held for the production of, such passive income. Based on information provided to CEMEX by the Company, CEMEX does not believe that the Company is a PFIC for the current year, and CEMEX assumes that the Company was not a PFIC with respect to any previous year.

   If the Company were a PFIC with respect to any stockholder, such stockholder generally would be required to pay an interest charge together with tax calculated at the maximum ordinary income tax rate with respect to its gain from the disposition of Shares. This special PFIC rule generally would not apply to the disposition of Shares, however, if the stockholder had made an election to treat the Company as a qualified electing fund ("QEF Election") in the first year of such stockholder's ownership of the Shares ("Initial Year"). If the stockholder did not make a QEF Election in the Initial Year but did make a QEF Election in a subsequent year, the special PFIC rule also generally would not apply if such stockholder had made an additional election ("Purging Election") to recognize certain amounts into income with respect to its Shares in the year the Purging Election was made.

   Any stockholder who believes that the Company is or may be a PFIC with respect such stockholder is urged to consult its tax advisors.

   Backup Withholding. A stockholder whose Shares are purchased in the Offer or the Merger, as the case may be, may be subject to 30% backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3.

6.  Price Range of Shares; Dividends.

   The Shares are listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "PRN". The following table sets forth, for the quarters indicated, the high and low sale prices per Share as well as the dividends paid to stockholders for the periods indicated. Share prices are as reported on the NYSE based on published financial sources.

                                     Common
                                     Stock
                                   ----------- ------ ---------
                                      High      Low   Dividends
                                   ----------- ------ ---------
                Fiscal Year 2000:
                   First Quarter.. U.S. $34.68 $27.87   $0.19
                   Second Quarter.       32.12  27.62    0.19
                   Third Quarter..       31.37  27.63    0.19
                   Fourth Quarter.       34.37  29.50    0.19

                Fiscal Year 2001:
                   First Quarter.. U.S. $30.30 $24.00   $0.19
                   Second Quarter.       26.63  22.35    0.19
                   Third Quarter..       26.40  23.36    0.19
                   Fourth Quarter.       24.99  16.72    0.19

                Fiscal Year 2002:
                   First Quarter.. U.S. $24.19 $18.45   $0.19
                   Second Quarter.       35.10  22.20    0.19

   On June 11, 2002, the last full day of trading before the public announcement of the execution of the Merger Agreement, the last sale price of the Shares on the NYSE was U.S. $22.20 per Share; therefore, the offer price of U.S. $35.00 per share represents a premium of approximately 58% over the last sale price of the shares before we announced the execution of the Merger Agreement. On June 28, 2002, the last full day of trading before the commencement of the Offer, the closing price of the Shares on the NYSE was U.S. $35.00 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

   On June 26, 2002, the Company's Board of Directors declared a regular quarterly dividend of U.S. $0.19 per Share. The record date for such dividend is July 9, 2002. If stockholders hold shares on July 9, 2002, then such stockholders will be paid such dividend by the Company on August 6, 2002, even though it will be paid after the initially scheduled expiration of, and may be paid after completion of, the Offer. Unless the tender offer is delayed significantly, we do not expect that any additional dividends will be declared or paid.

7.  Certain Information Concerning the Company.

   General. Puerto Rican Cement Company, Inc. is a corporation organized under the laws of the Commonwealth of Puerto Rico with its principal offices located at Amelia Industrial Park in Guaynabo, Puerto Rico and having a mailing address of P.O. Box 364487, San Juan, Puerto Rico 00936-4487. The telephone number of the Company is (787) 783-3000. The Company operates three principal business segments: Cement Operations, Ready Mix Concrete Operations and an All Others segment comprised of packaging, financing, lime, realty, transportation and aggregates operations. The Company produces Portland grey cement which is used primarily in the construction of residential, commercial and public buildings and highways. The Company sells and distributes cement (both in bulk and bagged) throughout Puerto Rico. Ready mix concrete is produced by a subsidiary of the Company in batching plants by mixing controlled portions of cement, aggregates, water and chemical additives which is delivered to construction sites by concrete-mixer trucks. The Company sells this product to contractors on public construction projects and to private residential and industrial builders.

   Available Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at The Woolworth Building, 233 Broadway, New York, New York 10279, 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604 and 1401 Brickell Avenue, Suite 200, Miami, Florida 33131. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-732-0330. The Company's filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

   Certain Projections. The Company does not, as a matter of course, make public any forecasts as to its future financial performance. However, in connection with CEMEX's review of the transactions contemplated by the Merger Agreement, the Company provided CEMEX with certain projected financial information concerning the Company for 2002. Such information included, among other things, the Company's projections of revenues, income from operations and net income. Set forth below is a summary of such projections. These projections should be read together with the financial statements of the Company that can be obtained from the SEC as described above.

                    Revenues.............. U.S. $143,291,120
                    Income from Operations        10,349,579
                    Net Income............         5,816,727

   It is the understanding of CEMEX and the Purchaser that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and are included herein only because such information was provided to CEMEX and the Purchaser in connection with their evaluation of a business combination transaction. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined or compiled the projections presented herein and accordingly assume no responsibility for them. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the projections. The Company has advised the Purchaser and CEMEX that its internal financial forecasts (upon which the projections provided to CEMEX and the Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions (not all of which were provided to CEMEX and the Purchaser), all made by management of the Company, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond the Company's control, and none of which were subject to approval by CEMEX or the Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of CEMEX, the Purchaser, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of CEMEX, the Purchaser, the Company or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

8.  Certain Information Concerning CEMEX and the Purchaser.

   General. CEMEX, S.A. de C.V. is a stock corporation with variable capital organized under the laws of the United Mexican States with its principal offices located at Ave. Constitucion 444 Pte., Monterrey, Nuevo Leon, Mexico 64000. The telephone number of CEMEX is (011-528) 328-3000 or 1-800-462-3639.
CEMEX is the third largest cement company in the world, based on installed capacity as of December 31, 2001, of approximately 79.5 million metric tons, and is one of the world's largest traders of cement and clinker, having traded
13.2 million metric tons of cement and clinker in 2001. CEMEX engages, through its operating subsidiaries, primarily in the production, distribution, marketing and sale of cement, ready-mix concrete and clinker. It is a global cement manufacturer, with operations in North, Central and South America, Europe, the Caribbean, Asia and Africa. As of December 31, 2001, CEMEX had worldwide assets of U.S. $16.23 billion. On June 28, 2002, CEMEX had an equity market capitalization of approximately U.S. $8.1 billion.

   The Purchaser is Tricem Acquisition, Corp., a newly incorporated Puerto Rico corporation. The Purchaser's principal offices are located at Tricem Acquisition, Corp., c/o Rivera, Tulla & Ferrer, 50 Quisqueya Street, San Juan, Puerto Rico 00917-1212, Attention: Eric Tulla. The telephone number for the Purchaser is (212) 317-6008, Attention: Jose Antonio Gonzalez, Investor Relations. The Purchaser is an indirect wholly owned subsidiary of CEMEX. The Purchaser has not carried on any activities other than in connection with the Merger Agreement.

   The name, citizenship, principal business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of CEMEX and the Purchaser and certain other information are set forth in Schedule I hereto. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

   Except as described in this Offer to Purchase, neither the Purchaser nor, to the best knowledge of CEMEX and the Purchaser, any of the persons listed in
Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of CEMEX or the Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares. Furthermore, none of CEMEX, the Purchaser nor, to the best knowledge of CEMEX and the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days. Please see
Section 11 for a description of the Merger Agreement.

   Except as provided in the Merger Agreement or the Confidentiality Agreement, none of CEMEX, the Purchaser nor, to the best knowledge of CEMEX and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

   Except as set forth above, none of CEMEX, the Purchaser nor, to the best knowledge of CEMEX and the Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no material contacts, negotiations or transactions between CEMEX or any of its subsidiaries or, to the best knowledge of CEMEX and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

9.  Source and Amount of Funds.

   The Purchaser's obligation to purchase Shares under the Offer is not conditioned on any financing arrangements or subject to any financing condition. The total amount of funds required by the Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately U.S. $183 million. In addition, CEMEX may refinance all or a portion of the Company's long term indebtedness and bank credit lines concurrently with or following the consummation of the Offer or the Merger. The Purchaser will obtain all necessary funds to consummate the Offer and the Merger and, if it so chooses, to repay such long-term indebtedness from intra-company loans and capital contributions from certain of CEMEX's subsidiaries. These subsidiaries expect to fund the capital contributions and loans to the Purchaser with capital contributions from CEMEX and borrowings under a new credit facility to be entered into by such subsidiaries prior to the consummation of the Offer. CEMEX intends to fund such capital contributions from its internally generated free cash flow. CEMEX and such subsidiaries expect to repay any amounts borrowed under the new credit facility through internally generated free cash flow.

   No alternative financing plans or arrangements have been made in the event the subsidiaries of CEMEX making capital contributions and loans to the Purchaser are unable to borrow the amounts anticipated under the proposed new credit facility. In the event that financing is unavailable under the proposed new credit facility or any alternative financing or arrangement, it is anticipated that all of the funds necessary to consummate the Offer and the Merger would come from capital contributions or intra-company loans to the Purchaser from subsidiaries of CEMEX, which in turn would be funded from CEMEX's internally generated free cash flow.

10.  Background of the Offer; Past Contacts or Negotiations with the Company.

   For a number of years, CEMEX and the Company have had occasional contacts, mainly dealing with white cement trading in the Caribbean region. During the second half of 2000, UBS Warburg approached CEMEX to inform CEMEX that UBS Warburg had been retained by the Company to assist the Company in considering its strategic alternatives.

   CEMEX and the Company signed a confidentiality agreement on June 7, 2000, following which UBS Warburg provided CEMEX with preliminary evaluation material to make an initial indication of value for the Company. CEMEX reviewed the preliminary evaluation material and submitted a non-binding proposal of $36 per share on June 21, 2000. UBS Warburg indicated to CEMEX that the Company would prefer a proposal in which the price per share "starts with a 4." CEMEX increased its proposal to $40 per share. The Company invited CEMEX to perform due diligence.

   During the first week of August 2000, a team assembled by CEMEX visited Puerto Rico for the management presentation, the data room visit and the plant visit, following which it reconfirmed its non-binding proposal of $40 per share on September 1, 2000. The Company and UBS Warburg asked CEMEX to increase its offer and, on September 21, 2000, CEMEX submitted a revised proposal of $42 per share. The Company and CEMEX continued negotiations of the specific terms of this revised proposal of $42 per share for several weeks, but, in early October 2000, CEMEX was forced to withdraw from the negotiations due to the financial obligation assumed by CEMEX in relation to its then pending acquisition of Southdown, Inc.

   CEMEX and the Company continued conversations concerning a possible cooperation agreement between the Company and CEMEX, but the cooperation agreements never crystallized.

   During 2001 and early 2002, there were occasional conversations between UBS Warburg and representatives of CEMEX concerning industry developments and the Company. In April, 2002, CEMEX contacted UBS Warburg to discuss various developments in the cement industry, and in connection with such discussions CEMEX inquired as to whether the Company was interested in pursuing a possible transaction at that time. On May 14, 2002, a meeting was held in New York between UBS Warburg and the Company and representatives of CEMEX for this purpose. On May 17, 2002, over several telephone conversations, CEMEX proposed an offer price of $35 per share, which Company management agreed to take to the Company's Board of Directors, subject to negotiation and execution of mutually acceptable agreements between CEMEX and the Company.

   CEMEX retained Goldman, Sachs & Co. to advise on the transaction and retained Skadden, Arps, Slate, Meagher & Flom LLP as legal counsel. CEMEX and the Company entered into a new confidentiality agreement on May 24, 2002 (the "Confidentiality Agreement"). CEMEX and its advisors engaged in negotiations with the Company and its advisors during the week of June 3, 2002 in New York to agree on terms and conditions acceptable for the proposed transaction.

   Definite agreements were signed late in the day on June 11, 2002 in San Juan, Puerto Rico and the transaction was publicly announced the following day.

11.  The Merger Agreement and the Transaction Support Agreements.

                             THE MERGER AGREEMENT

   The following is a summary description of the material provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which has been filed as an exhibit to the Schedule TO filed by CEMEX and the Purchaser with the SEC and is incorporated herein by reference.

The Offer

   Terms of the Offer. The Merger Agreement provides for the commencement by the Purchaser of the Offer on the terms set forth in Section 1 hereof.

   Conditions to the Offer. The Purchaser's obligation to accept for payment and pay for any Shares tendered in the Offer is subject to the satisfaction of the Minimum Condition and the other conditions that are described in Section 15 hereof.

   Amendment of the Offer. The Purchaser expressly reserves the right, subject to compliance with the Exchange Act, to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided that, without the prior written consent of the Company, which consent must be expressly authorized by the Company's Board of Directors, (i) the Minimum Condition may not be waived or changed and (ii) no change may be made that changes the form of consideration to be paid, decreases the Offer Price, decreases the number of Shares sought in the Offer, adds to or modifies any of the conditions to the Offer set forth in the Merger Agreement, makes any other change in the terms of the Offer that is materially adverse to the holders of the Shares or (except as described in Section 1 hereof) changes the expiration date of the Offer.

   Prompt Payment for Shares After Closing of the Offer. Subject to the conditions of the Offer, the Purchaser will accept for payment and pay for, as promptly as practicable after the expiration of the Offer, all Shares validly tendered and not properly withdrawn in the Offer.

The Merger

   Terms of the Merger. The Merger Agreement provides that at the Effective Time of the Merger the Company and the Purchaser will consummate the Merger pursuant to which the Purchaser will be merged with and into the Company, the separate corporate existence of the Purchaser will cease and the Company will be the Surviving Corporation and will continue its corporate existence under Puerto Rico laws as an indirect wholly owned subsidiary of CEMEX.

   Effective Time of the Merger. On the date of closing of the Merger, or such other date as is mutually agreed upon by CEMEX and the Company, CEMEX, the Purchaser and the Company will file with the Department of State of Puerto Rico a certificate of merger or other appropriate documents executed and acknowledged in accordance with the relevant provisions of the PRGCL and will make all other filings or recordings required under the PRGCL. The Merger will become effective on the later of the date on which of merger certificate has been duly filed with the Department of State of Puerto Rico or at such time as is agreed upon by the parties and specified in the certificate of merger.

   Certificate of Incorporation; By-laws. The certificate of incorporation of the Company in effect immediately prior to the Effective Time of the Merger will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the PRGCL. The by-laws of the Company in effect immediately prior to the Effective Time of the Merger will be the by-laws of the Surviving Corporation until thereafter amended as provided under applicable Puerto Rico law.

   Directors and Officers. From and after the Effective Time of the Merger and in each case until the earlier of their resignation or the next annual stockholders' meeting of the Surviving Corporation and until their respective successors are duly elected or appointed and qualified, the directors of the Purchaser immediately prior to the Effective Time of the Merger will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time of the Merger will, subject to the applicable provisions of the certificate of incorporation and by-laws of the Surviving Corporation, be the officers of the Surviving Corporation until the earlier of their resignation or their respective successors are duly elected or appointed and qualified.

Conversion of Securities; Exchange of Certificates

   Conversion of Company Shares. At the Effective Time of the Merger and without any action on the part of the holders of any Shares or any shares of capital stock of the Purchaser:

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

  . Purchaser Capital Shares. Each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Surviving Corporation common stock.

  . Cancellation of Treasury Shares and Purchaser-owned Shares. All Shares that are owned by the Company, any subsidiary of the Company, CEMEX or any subsidiary of CEMEX immediately prior to the Effective Time will be cancelled and retired and will cease to exist and no consideration will be delivered in exchange of such Shares.

  . Conversion of Company Shares. Each Share (other than Shares to be cancelled as mentioned above and any Shares held by stockholders who have perfected their appraisal rights under the PRGCL, if any) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration of U.S. $35.00 per Share, net to the seller in cash, without interest, upon surrender of the certificate or certificates (if any) formerly representing the Shares.

   As of the Effective Time of the Merger, all Shares of the Company will no longer be outstanding and automatically will be cancelled and retired and will cease to exist, and each holder of a certificate formerly representing any such Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration as described above.

   Exchange of Certificates. From and after the Effective Time of the Merger, CEMEX will deposit sufficient U.S. funds to pay the Merger Consideration into an exchange fund administered by a bank or trust company acceptable to the Company (the "Paying Agent") to receive in trust the funds to which Company stockholders will become entitled. The Paying Agent will invest these funds as directed by CEMEX on a daily basis. CEMEX and the Surviving Corporation will replace any monies lost through this investment. Any interest or other income resulting from this investment will be the exclusive property of CEMEX.

   As soon as reasonably practicable after the Effective Time, the Paying Agent will mail to each record holder of Shares whose Shares were converted into the right to receive the Merger Consideration: (1) a letter of transmittal; and (2) instructions on effecting the surrender of certificates formerly representing Shares in exchange for the Merger Consideration.

   At the Effective Time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of certificates formerly evidencing ownership of the Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to the Shares, except as otherwise provided for herein or by applicable law, subject, however, to the Surviving Corporation's obligation to pay any regular quarterly dividends with a record date prior to the Effective Time.

   Termination of the Fund; No Liability. Any portion of the exchange fund that remains undistributed to Company stockholders for six months after the Effective Time of the Merger will be delivered to the Surviving Corporation, upon demand. After such period, any Company stockholders who have not by that time complied with the exchange procedures set forth in the Merger Agreement must look solely to the Surviving Corporation only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their certificates, without any interest thereon. Notwithstanding the foregoing, none of CEMEX, the Purchaser, the Surviving Corporation or the Paying Agent will be liable to any holder of a certificate formerly representing Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

The Company Board of Directors

   Upon the consummation of the Offer, CEMEX will be entitled to designate for appointment or election to the Company's Board of Directors a number of directors, rounded up to the next whole number, on the Company's Board of Directors such that the percentage of CEMEX's designees on the Board of Directors shall equal the percentage of the outstanding Shares owned of record or beneficially by CEMEX and its direct or indirect subsidiaries, including the Purchaser. The Company has taken all action necessary to permit CEMEX's designees to (i) be elected to the Company's Board of Directors promptly following consummation of the Offer, including by increasing the size of the Company's Board of Directors and obtaining the resignations of incumbent directors and (ii) constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of each committee of the Company's Board of Directors and each board of directors (or similar body) of each subsidiary of the Company (and each committee of such boards). Notwithstanding the foregoing, until the Effective Time of the Merger, the Company's Board of Directors shall have at least three directors who are directors of the Company on the date of the Merger Agreement and who are not officers of the Company or any of its subsidiaries, whom we refer to as the "Independent Directors."

   The Merger Agreement provides that the Company's obligation to appoint CEMEX's designees to Company's Board of Directors is subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company will promptly take all actions, and will include in the Schedule 14D-9, such information with respect to the Company and its officers and directors as
Section 14(f) and Rule 14f-1 require. This information is reflected in the
Schedule 14D-9, which is being mailed to stockholders with this Offer To
Purchase.

   Following the election or appointment of CEMEX's designees and until the Effective Time of the Merger, the approval by a majority of the Independent Directors then in office will be required to authorize any amendment or termination of the Merger Agreement by the Company, any extension of time for performance of any obligation or action under the Merger Agreement by CEMEX or the Purchaser or any waiver or exercise of any of the Company's rights under the Merger Agreement.

Representations and Warranties

   The Merger Agreement contains a number of customary representations and warranties relating to each of the parties and their ability to consummate the Offer and the Merger. Among others, the Company made representations and warranties to CEMEX and the Purchaser regarding:

  .   organization, good standing and qualification to do business;

  .   subsidiaries;

  . absence of breach of the articles of incorporation, by-laws, law or other agreements as a result of the transactions contemplated by the Merger Agreement;

  .   corporate authority to enter into the Merger Agreement;

  .   capitalization;

  . governmental consents, approvals, orders and authorizations required in connection with the transaction contemplated by the Merger Agreement, including approval by the Company's Board of Directors of the transactions contemplated by the Merger Agreement and the Transaction Support Agreements under Article TENTH of the Company's certificate of incorporation, which limits certain business combination transactions without the prior approval of the Board of Directors;

  .   compliance with laws;

  .   SEC filings and financial statements since December 31, 1999;

  . information provided for inclusion in the Schedule 14D-9 and this Offer To Purchase;

  .   absence of certain changes and events since December 31, 2001;

  .   absence of litigation;

  .   properties, encumbrances and leases;

  .   employee benefit plans;

  .   books and records;

  .   taxes;

  .   intellectual property;

  .   brokers, schedule of fees and expenses;

  .   environmental matters;

  .   takeover statutes;

  .   voting requirements and board approval;

  .   opinion of financial advisor;

  .   contracts;

  .   plants and equipment;

  .   labor and employment matters;

  .   insurance; and

  . certain loans and loan commitments of Ponce Capital Corp., a wholly owned subsidiary of the Company.

   Among others, CEMEX and the Purchaser made representations and warranties to the Company regarding:

  .   due organization and good standing;

  .   corporate authority to enter into the Merger Agreement;

  .   broker's or finder's fee;

  .   ownership of capital stock;

  .   no prior activities; and

  .   sufficient funds.

   Certain of the representations and warranties of the Company are qualified by a material adverse effect standard. A material adverse effect with respect to the Company is any event or effect that has:

  . a material adverse effect on the ability of the Company to perform in all respects its obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement;

  . a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries, taken as a whole;

  . as to matters which can reasonably be quantified in economic terms, any effect which has resulted in or would be reasonably expected to result in, with respect to the Company and its subsidiaries, taken as a whole, a diminution or decrease in the value of properties or assets, an increase in liabilities or obligations (whether accrued, contingent or otherwise), an adverse change in the cash flows, business or financial condition, or any combination thereof involving, individually or in the aggregate, with respect to all applicable representations or warranties, more than U.S. $15 million in the aggregate; provided, that, in calculating such amount, any amounts which are included in certain "basket" exceptions to representations, warranties and covenants of the Company set forth in the Merger Agreement relating to (1) "off-balance sheet" financings or similar transactions, (2) investigations, actions, suits or proceedings,
      (3) contracts between the Company or its subsidiaries and any director, officer or employee of the Company or its subsidiaries, any affiliate of any director, officer or employee of the Company or its subsidiaries or any Person the equity interests of which are more that 5% owned by any director, officer or employee of the Company or its subsidiaries and (4) certain amounts which may be paid in connection with the settlement of investigations, actions, suits or proceedings, will be included in the determination of whether such U.S. $15 million amount is exceeded; or

  . a material adverse effect on the long-term ability of the Company and its subsidiaries, taken as a whole, to continue their operations or to obtain their required supply of raw materials or other production inputs;

except that any effect relating to (a) any changes or developments in the economy in general, the cement, ready mix or construction industries in Puerto Rico generally or effects of weather or meteorological events or acts of terrorism or war, provided that the Company and its subsidiaries are not affected by such changes or effects in a materially disproportionate manner as compared to other companies in such industries in Puerto Rico, or (b) the negotiation, announcement, execution, delivery, consummation or anticipation of the transactions contemplated by, or compliance with, the Merger Agreement and the transactions contemplated by the Merger Agreement, shall be excluded for purposes of determining whether a material adverse effect has occurred.

Conduct of Business Pending the Merger

   Conduct of Business of the Company Pending the Merger. The Company has agreed that, from the date of the Merger Agreement to the Effective Time of the Merger, except as permitted, required or expressly contemplated by any other provision of the Merger Agreement or as set forth in the Company's disclosure schedule delivered to CEMEX, unless CEMEX otherwise consents in writing:

  . the Company and each of its subsidiaries shall conduct their respective operations only according to their ordinary and usual course of business consistent with past practice and shall use their reasonable best efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with those persons having significant business relationships with them.

   The Company also has agreed that neither it nor any of its subsidiaries will, except as permitted, required or expressly contemplated by any other provision of the Merger Agreement or as set forth in the disclosure schedule delivered by the Company to CEMEX, unless CEMEX otherwise consents in writing:

  . make any change in or amendment to its certificate or articles of incorporation or its by-laws or similar organizational documents;

  . issue or sell, or authorize to issue or sell, any shares of its capital stock, voting debt or any other securities, or issue or sell, or authorize to issue or sell, any securities convertible into, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock, voting debt or any other securities, or make any other changes in its capital structure;

  . declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities, other than (A) normal quarterly cash dividends not in excess of U.S. $0.19 per share declared and paid in accordance with the Company's past dividend policy, provided that the timing of the declaration, record and payment dates, shall be the same dates as were used by the Company in the last calendar year, or, if any such date shall not be a business day, the next succeeding business day, and provided further, that no such cash dividends shall be declared after consummation of the Offer or (B) dividends payable by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company;

  . make any capital expenditures or incur any obligations or liabilities in respect thereof, except (A) with respect to expansion projects, expenditures for such projects which are consistent with the budget for the Company provided to CEMEX, (B) expenditures required for maintenance and replacement in the ordinary course of business not to exceed the amounts provided for maintenance and replacement in the Company budget and (C) capital expenditures outside the scope of the Company budget that do not exceed U.S. $250,000 in the aggregate;

  . acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof (excluding any of the Company's subsidiaries) or (B) any assets, including real estate, except purchases of inventory, equipment, or other non-material assets in the ordinary course of business consistent with the Company budget;

  . (A) except to the extent required under existing Company benefit plans as in effect on the date of the Merger Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees or grant any severance or termination pay not currently required to be paid under existing severance plans; (B) enter into any employment or consulting agreement or arrangement with any present or former director or officer of the Company or any of its subsidiaries, or any employment or consulting agreement with any other employee of the Company or any of its subsidiaries; or (C) except in the ordinary course of business consistent with past practice and to the extent necessary to fill vacancies, hire or agree to hire, or enter into any written employment agreement with, any new or additional employee or officer having an annual base salary of U.S. $40,000 or more or, in the aggregate, annual base salaries of U.S. $500,000 or more;

  . except as required to comply with applicable law or expressly provided in the Merger Agreement, (A) adopt, enter into, terminate or amend any Company benefit plan, collective bargaining agreement or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, (B) pay any benefit not required under any Company benefit plan, accelerate the payment, right of payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits,
      (C) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company benefit plans or agreements or awards made thereunder) or (D) except as required by the current terms thereof take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company benefit plan;

  . transfer, lease (as lessor), license, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any assets, other than in the ordinary course of business and consistent with past practice, except as provided for in the Merger Agreement or in an amount in the aggregate not to exceed U.S. $250,000;

  . except as required by applicable law or U.S. generally accepted accounting principles, make any change in its methods of accounting;

  . adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger), except as provided for in the Merger Agreement;

  . (A) incur any long-term indebtedness (other than under existing revolving credit facilities, as may be amended as contemplated by the Merger Agreement) or, except in the ordinary course of business consistent with past practice, any short-term indebtedness; (B) modify any material indebtedness or other liability; (C) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations or indebtedness of any other person; (D) make any loans, advances or capital contributions to, or investments in, any other person (other than in or to wholly owned subsidiaries of the Company, or by wholly owned subsidiaries to the Company, or customary loans or advances to employees); (E) other than with respect to the settlement of any claim that is completely covered (other than with respect to deductibles to the Company's insurance policies) by the Company's insurance carrier, settle any claims against the Company or any of its subsidiaries where the amounts payable by the Company and its subsidiaries would exceed U.S. $25,000 individually or U.S. $250,000 in the aggregate, but in each such case without admission of liability; or
      (F) except in the ordinary course of business consistent with past practice, enter into any material commitment or transaction;

  . pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, or of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the financial statements of the Company;

  . enter into any agreement, understanding or commitment (including with any antitrust authority) that contains any material prohibition on the conduct of any business or line of business, or any material limitation on the scope of business that may be conducted, by the Company or any of its subsidiaries, including geographic limitations on the Company's or any of its subsidiaries' activities;

  . (A) announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its subsidiaries; provided, however, that routine employee terminations for cause shall not be considered subject to this restriction or (B) terminate the employment of any officer of the Company other than for cause or agree that any voluntary termination of employment by an officer of the Company occurring prior to the Effective Time shall be treated as having been with "good reason";

  . take any action, which would, directly or indirectly, restrict or impair the ability of CEMEX to vote, or otherwise exercise the rights and receive the benefits of a stockholder with respect to, securities of the Company acquired by the Purchaser in the Offer or the Merger, or permit any stockholder to acquire securities of the Company on a basis not available to CEMEX or the Purchaser in the event that CEMEX or the Purchaser were to acquire any additional Shares or approve any "Business Combination" (as defined in Article TENTH of the Company's certificate of incorporation) with any person other than CEMEX and the Purchaser for the purposes of Article TENTH of the Company's certificate of incorporation;

  . enter into any material contract, or terminate or materially modify or amend any such material contract to which it is a party or waive or assign any of its material rights or claims except in the ordinary course of business consistent with past practice;

  . other than consistent with past practice or as required by a change in law or required by law because of a change in facts, make any tax election or enter into any settlement or compromise of any liability for taxes that in either case is material;

  . permit any insurance policy, other than a policy providing coverage for losses not in excess of U.S. $25,000, naming it as a beneficiary or a loss payable payee to be cancelled or terminated, other than pursuant to an expiration in accordance with its terms, unless a new policy with substantially similar coverage is in effect as of the date of such cancellation or termination; or

  . agree or commit, in writing or otherwise, to take any of the foregoing actions.

   The Company further has agreed that it will not, and will not permit any of its subsidiaries to, take any action that would, or would reasonably be expected to, result in any of the conditions to the Offer not being satisfied or result in a material adverse effect on the Company and shall not intentionally take or permit any of its subsidiaries to take any action that would, or would reasonably be expected to, result in any of its representations and warranties set forth in the Merger Agreement becoming untrue in any respect.

Additional Agreements

   The Company and CEMEX have agreed to certain additional matters in the Merger Agreement. The following summarizes the more significant of these agreements:

   Access to Information. During the period commencing on the date of the Merger Agreement and ending on the earliest of the closing date of the Merger, the date on which the Merger Agreement is terminated in accordance with its terms and July 18, 2002, the Company will, and will cause its subsidiaries to:

  . upon reasonable notice, afford CEMEX, and CEMEX's counsel, accountants, consultants, financing sources and other authorized representatives, access during normal business hours to its and the Company's subsidiaries' executive officers, properties, books and records in order that they may have the opportunity to make such investigations as they shall reasonably deem necessary of the Company's and its subsidiaries' affairs, including, without limitation, operational, market, financial, legal, environmental, building and mechanical inspections (including, without limitation, subsurface or other physically invasive investigations) and title and survey due diligence; if, however, as of July 18, 2002 or any date thereafter it has come to the attention of CEMEX that there has been a breach by the Company of a representation, warranty or covenant under the Merger Agreement, CEMEX's access will be extended for so long as, and only to the extent necessary for, CEMEX to continue to investigate the matters causing or otherwise relating to any such breach or, if later, until the expiration of any Cure Period relating to such breach and provided, further, that all such access shall be reinstated promptly upon consummation of the Offer; such investigation shall not, however, affect the representations and warranties made by the Company in the Merger Agreement; and

  . furnish promptly to CEMEX and the Purchaser a copy of each form, report, schedule, statement, registration statement and other document filed by it during such period pursuant to the requirements of Puerto Rico, federal, state or foreign securities laws and all other information concerning the Company's or its subsidiaries' business, properties and personnel as CEMEX or Purchaser may reasonably request.

All information exchanged pursuant to this provision of the Merger Agreement will be kept confidential in accordance with the confidentiality agreement between CEMEX and the Company.

   Company Stockholder Meeting. If required by applicable law, the Company, acting through its Board of Directors, will, in accordance with applicable law duly call, give notice of, convene and hold a special meeting of the Company stockholders as soon as reasonably practicable after the acceptance for payment of the Shares pursuant to the Offer, for the purpose of considering and taking action upon the approval of the Merger and the adoption of the Merger Agreement.

   In connection with the Company stockholder meeting, if any, the Company has agreed to:

  . prepare and file with the SEC a preliminary proxy or information statement in accordance with the Exchange Act relating to the Merger and the Merger Agreement and use its reasonable best efforts to obtain and furnish the information required to be included by the Exchange Act and the SEC in the proxy statement or information statement and, after consultation with CEMEX, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto, to be mailed to its stockholders, provided that no amendment or supplement to the proxy statement or information statement will be made by the Company without consultation with CEMEX and its counsel;

  . include in the proxy statement or information statement the recommendation of the Company's Board of Directors that stockholders of the Company vote in favor of approval of the Merger and adoption of the Merger Agreement; and

  . if proxies are solicited from Company stockholders, use reasonable best efforts to solicit from its stockholders proxies, and to take all other action necessary and advisable, to secure the vote of stockholders required by applicable law and the Company's certificate of incorporation or by-laws to obtain the approval for the Merger Agreement and the Merger.

   No Solicitation of Transactions. The Merger Agreement provides that the Company shall, and shall cause its affiliates, officers, directors, employees, financial advisors, attorneys and other advisors, representatives and agents to, immediately cease any existing activities, discussions or negotiations conducted with any parties other than CEMEX or the Purchaser with respect to any Takeover Proposal (as defined below). In addition, the Company has agreed not to and has agreed that it will not authorize or permit any of its affiliates or any representative of it or any of its affiliates, to:

  . directly or indirectly solicit, facilitate, initiate, or encourage the making or submission of, any Takeover Proposal (including, without limitation, taking any action which would make Article TENTH of the Company's certificate of incorporation not applicable to a Takeover Proposal);

  . enter into any agreement, arrangement or understanding with respect to any Takeover Proposal or enter into any agreement, arrangement or understanding requiring it to abandon or terminate the Merger Agreement or to fail to consummate the Merger or any other transaction contemplated by the Merger Agreement;

  . initiate or participate in any discussions or negotiations regarding, or furnish or disclose to any person (other than a party to the Merger Agreement) any information with respect to, or take any other action intentionally to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; or

  . grant any waiver or release under any standstill or similar agreement with respect to any class of the Company's equity securities (other than to permit the Company to receive a Takeover Proposal that did not result from a breach of the Merger Agreement).

   A "Takeover Proposal" is defined in the Merger Agreement as any indication of interest in, or proposal or offer for any of the following (other than the transactions contemplated by the Merger Agreement), which in any such case has been communicated (including as a result of any press release or other public disclosure) to any of the individuals signing a Transaction Support Agreement on behalf of a stockholder party thereto, any of the Persons identified as having "Knowledge" (as defined in the Merger Agreement) in the Company's disclosure schedule or the Company's Board of Directors generally:

  . any direct or indirect acquisition or purchase of 15% or more of the assets of the Company or any of its subsidiaries or 15% or more of any class of equity securities of the Company or any of its subsidiaries;

  . any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries; or

  . any merger, consolidation, business combination, sale of all or any substantial portion of the assets, recapitalization, liquidation or a dissolution of, or similar transaction of the Company or any of its subsidiaries.

   A "Superior Proposal" is defined in the Merger Agreement as a bona fide written Takeover Proposal made by a third party to purchase all of the outstanding equity securities of the Company pursuant to a tender offer, exchange offer, merger or other business combination:

  . on terms which the Company's Board of Directors determines in good faith to be superior to the Company and its stockholders (other than CEMEX, the Purchaser and their respective affiliates), in their capacity as stockholders, from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror and the financial capacity of the offeror to consummate the transaction) as compared to the transactions contemplated by the Merger Agreement and any alternative proposed by CEMEX or the Purchaser in accordance with the Merger Agreement, such determination having been made only after consultation with the Company's financial advisor;

  .   for which financing is committed or cash is available; and

  .   which is reasonably capable of being consummated.

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

   Notwithstanding anything to the contrary described above, the Merger Agreement provides that prior to consummation of the Offer, in response to a Takeover Proposal that did not result from the breach of the Merger Agreement and following delivery to CEMEX of notice of the Takeover Proposal in compliance with its obligations under the Merger Agreement, the Company may:

  . in response to any Takeover Proposal, request clarifications from (but not, except as contemplated by the following paragraph, participate in discussions or negotiations with) any third party which makes such Takeover Proposal, if such action is taken solely for the purpose of obtaining information reasonably necessary for the Company to ascertain whether such Takeover Proposal is a Superior Proposal; and

  . participate in discussions or negotiations with or furnish information (pursuant to a confidentiality/standstill agreement with customary terms as reasonably determined in good faith by the Company after consultation with outside counsel; provided that each such agreement is at least as limiting as the confidentiality agreement between CEMEX and the Company) to any third party which has made a bona fide Takeover Proposal if:

     . the Company's Board of Directors reasonably determines in good faith (after consultation with its financial advisor) that taking such action would be reasonably likely to lead to the delivery to the Company of a Superior Proposal, and

     . the Company's Board of Directors determines in good faith (after consultation with outside legal counsel) that it is necessary to take such actions in order to comply with its fiduciary duties under applicable law.

   The Company has agreed that any violation of the no solicitation provisions of the Merger Agreement directly or indirectly by any of its subsidiaries, officers, affiliates or directors or any advisor, representative, consultant or agent retained by the Company or any of its subsidiaries or affiliates in connection with the transactions contemplated by the Merger Agreement, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries, will constitute a breach of such no solicitation provisions by the Company.

   Notwithstanding anything to the contrary in the Merger Agreement, prior to consummation of the Offer, the Company and/or the Company's Board of Directors may take the actions otherwise prohibited by the non-solicitation provisions of the Merger Agreement if (i) a third party makes a Takeover Proposal which the Company has determined to be a Superior Proposal, (ii) the Company complies with its obligations with respect thereto under the Merger Agreement, (iii) all of the conditions to the Company's right to terminate the Merger Agreement shall have been satisfied (including expiration of the five business day period provided therein (or such shorter period as may be provided therein) and payment of the Termination Fee (as described below under "--Termination Fees and Expenses")) and (iv) simultaneously therewith, the Merger Agreement is terminated.

   Except as otherwise set forth in the Merger Agreement, the Company's Board of Directors (and each committee of the Board of Directors) will not withdraw or modify, or propose publicly (regardless of the source of such public disclosure) to withdraw or modify, in a manner adverse to CEMEX or the Purchaser, the approval or recommendation of the Company's Board of Directors of the Offer, the Merger or the Merger Agreement, unless the Company's Board of Directors shall have determined in good faith, after consultation with its outside counsel that such withdrawal or modification is necessary in order to satisfy its fiduciary duties to the Company's stockholders under applicable law, approve or recommend, or, in the case of a committee, propose to the Company's Board of Directors to approve or recommend, any Takeover Proposal or approve, recommend or cause it to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal.

   The Company has agreed that promptly after (but in no event more than two calendar days after) receipt thereof, it shall advise CEMEX in writing of any Takeover Proposal or amended Takeover Proposal or any Superior Proposal, as well as in either such case the material terms and conditions of such Takeover Proposal or

Superior Proposal together with copies of any written materials received by the Company in connection with any of the foregoing and the identity of the person making any such Takeover Proposal or Superior Proposal. In connection with the foregoing, the Company also has agreed that it shall simultaneously provide to CEMEX any non-public information concerning the Company provided to any other person in connection with any such Takeover Proposal or Superior Proposal which was not previously provided to CEMEX.

   Nothing contained in the Merger Agreement will prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to any tender offer or from making any required disclosure to the Company's stockholders if, in the reasonable good faith judgment of the Company's Board of Directors, after consultation with outside counsel, failure to so disclose would be inconsistent with its disclosure obligations under applicable law.

   Employee Benefit Matters. From and after the earlier of the date upon which CEMEX first designates one or more directors of the Company pursuant to the Merger Agreement and the Effective Time of the Merger, the Company and the Surviving Corporation, as the case may be:

  . shall honor in accordance with their respective terms all the Company's employment, severance and termination agreements, plans and policies existing prior to the execution of the Merger Agreement;

  . shall provide severance pay to any employee of the Company or any subsidiary of the Company in such amount as may be required by applicable Puerto Rico law; and

  . for a period of six months from such date, shall, unless the employees of the Company and its subsidiaries agree otherwise at such time or different terms are negotiated with the relevant union representing such employees, cause the Surviving Corporation to provide employee benefits to the Company employees that are, in the aggregate, no less favorable than those provided immediately prior to such date to Company employees.

   For all purposes under any employee benefit plans of CEMEX and its subsidiaries providing benefits to any Company employee after the Effective Time of the Merger, which we refer to as "New Plans," each such Company employee shall be credited with his or her years of service with the Company and its subsidiaries before the Effective Time, to the same extent as such employee was entitled, before the Effective Time, to credit for such service under any similar Company benefit plans for purposes of (i) eligibility to participate and (ii) vesting, but in no event shall such service be taken into account in determining the accrual of benefits under any New Plan, including, but not limited to, a defined benefit plan. In addition, and without limiting the generality of the foregoing, each Company employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a Company benefit plan in which such employee participated immediately before the Effective Time and for the purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company employee, CEMEX shall cause all pre-existing condition exclusions of such New Plan to be waived for such employee and his or her covered dependents (other than limitations or waiting periods that are already in effect with respect to such employees and dependents and that have not been satisfied as of the Effective Time), and CEMEX shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Company benefit plan ending on the date such employee's participation in the corresponding New Plan begins, to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

   Directors' and Officers' Indemnification and Insurance. CEMEX and the Purchaser have agreed that all rights to indemnification existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of its subsidiaries for acts or omissions of such persons occurring at or prior to the Effective Time, as provided in the Company's certificate of incorporation or by-laws or the certificate or articles of incorporation, by-laws or similar organizational documents of any of its subsidiaries or the terms of any individual indemnity agreement or other arrangement with any director or executive officer shall survive the Merger and shall continue in full force and effect for six years after the Effective Time (without modification or amendment, except as required by applicable law) in accordance with their terms, to the fullest extent permitted by law, and shall be enforceable by the indemnified parties against the Surviving Corporation, and the Surviving Corporation shall also advance fees and expenses (including reasonable attorney's fees) as incurred to the fullest extent permitted under applicable law upon receipt of any undertaking required by applicable law.

   The Purchaser also has agreed that it shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that the Purchaser may substitute therefor policies of at least equivalent coverage containing terms and conditions which are no less advantageous) with respect to matters occurring prior to the Effective Time and that, notwithstanding any provision of the Merger Agreement to the contrary, the Company shall have the right to procure, prior to the Effective Time, a policy for directors' and officers' liability insurance with respect to matters occurring prior to the Effective Time, having a term lasting no less than six years following the Effective Time and providing U.S. $15 million (or such lesser amount as may be obtained pursuant to the proviso at the end of this sentence) in coverage, and containing terms and conditions which are no less advantageous than the Company's current policies with respect to such insurance, provided that the aggregate premium payable therefor shall not exceed U.S. $350,000.

   Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions of the Merger Agreement, each of CEMEX, the Purchaser and the Company has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger, and the other transactions contemplated by the Merger Agreement, including:

  . obtaining all necessary actions or nonactions, waivers, consents and approvals from any governmental authority and the making of all necessary registrations and filings and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority;

  .   obtaining all necessary consents, approvals or waivers from third parties;

  . defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of any of the transactions contemplated by the Merger Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed; and

  . the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement.

Conditions to the Merger

   The obligations of the Company, CEMEX and the Purchaser to consummate the Merger are subject to the satisfaction of the following conditions:

  . the Merger Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company, if required by applicable law, in order to consummate the Merger;

  . no provision of any applicable law or regulation and no judgment, injunction, order or decree of any governmental authority of competent jurisdiction shall prohibit the consummation of the Merger; and

  . the Purchaser, CEMEX or any affiliate of CEMEX shall have purchased the Shares pursuant to the Offer.

Termination of the Merger Agreement

   Termination by Mutual Agreement. The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger by mutual written consent of CEMEX and the Company.

   Termination by either CEMEX or the Purchaser. The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger by either CEMEX or by the Company if:

  . the Offer has not been consummated on or before the Termination Date; provided that the right to terminate the Merger Agreement pursuant to this provision is not available to any party whose failure to fulfill any material obligation of the Merger Agreement or other material breach of the Merger Agreement has been the cause of, or resulted in, the failure of the Offer to have been consummated on or prior to such date;

  . as a result of the failure of any of the conditions to the Offer, the Offer shall have terminated or expired in accordance with its terms without the Purchaser having purchased any Shares pursuant to the Offer; provided that the right to terminate the Merger Agreement pursuant to this clause provision not be available to any party whose failure to fulfill any material obligation under the Merger Agreement or other material breach of the Merger Agreement has resulted in the failure of such condition; or

  . if any court of competent jurisdiction or any governmental authority shall have issued an order, decree or ruling or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting consummation of the Offer or consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

   Termination by CEMEX. CEMEX may terminate the Merger Agreement at any time prior to the purchase of Shares pursuant to the Offer if:

  . the Company has breached any representation or warranty, or prior to the Effective Time of the Merger, has breached any covenant or other agreement contained in the Merger Agreement, which would give rise to the failure of a condition to consummation of the Offer (each of which is set forth in Section 15 hereof), cannot be or has not been cured within the applicable Cure Period therefor or by the Termination Date, whichever is earlier, and has not been waived by CEMEX pursuant to the provisions of the Merger Agreement (provided that CEMEX may not terminate the Merger Agreement pursuant to this provision if either CEMEX or the Purchaser is then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement);

  . the Company, or the Company's Board of Directors, as the case may be, has (or has resolved to) (w) entered into any agreement with respect to any Takeover Proposal other than the Offer or the Merger, (x) amended, conditioned, qualified, withdrawn, modified or contradicted or resolved to do any of the foregoing, in a manner adverse to CEMEX or the Purchaser, its approval and recommendation of the Offer, the Merger and the Merger Agreement, (y) approved or recommended any Takeover Proposal other than the Offer or the Merger or (z) failed to reject any Takeover Proposal or amended Takeover Proposal within the applicable Rejection Period therefor (except that CEMEX may not terminate the Merger Agreement pursuant to clause (z) prior to the initial expiration date of the Offer); or

  . if the Company breaches in any material respect its obligations under the no solicitation provision of the Merger Agreement.

   Termination by the Company. The Company may terminate the Merger Agreement at any time prior to the consummation of the Offer if:

  . a Superior Proposal is received by the Company and the Company's Board of Directors reasonably determines in good faith (after consultation with outside counsel) that it is necessary to terminate the Merger Agreement and enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties to the Company's stockholders under applicable law; except that the Company may not terminate the Merger Agreement pursuant to this provision unless and until:

      (x) five business days have elapsed following delivery to CEMEX of a written notice of such determination by the Company's Board of Directors and during such five business day period the Company has fully cooperated with CEMEX, including, without limitation, informing CEMEX of the terms and conditions of such Superior Proposal, with the intent of enabling both parties to agree to a modification of the terms and conditions of the Merger Agreement so that the transactions contemplated thereby may be effected;

      (y) at the end of such five business day period the Takeover Proposal continues to constitute a Superior Proposal and the Company's Board of Directors confirms its determination (after consultation with outside counsel) that it is necessary to terminate the Merger Agreement and enter into an agreement to effect the Superior Proposal to comply with its fiduciary duties under applicable law; and

      (z) at or prior to such termination, CEMEX has received the Termination Fee as set forth in the Merger Agreement and immediately following such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal;

          provided, however, that, if the written notice contemplated in clause
          (x) above is given to CEMEX less than five business days, but more than two business days, prior to the then-scheduled expiration of the Offer, then the Company will be permitted to terminate the Merger Agreement under this provision no earlier than 24 hours before such scheduled expiration if the Company has complied with all of the requirements of this provision (with the five business day period set forth in clauses (x) and (y) above being deemed to end when such 24-hour period begins for purposes of determining such compliance) unless, prior to the beginning of such 24-hour period, the Purchaser shall have extended the Offer to a date that is at least five business days after the delivery of such notice to CEMEX, in which case the Company's right to terminate the Merger Agreement pursuant to this provision shall be determined without regard to this proviso; provided, further, that it is understood and agreed that if the written notice contemplated in clause (x) above is given to CEMEX less than two business days prior to the then-scheduled expiration of the Offer, the Company's right to terminate the Merger Agreement pursuant to this provision shall be subject to compliance with all of the requirements of this provision, including the five business day period set forth in clauses (x) and (y) hereof without regard to the immediately preceding proviso; or

  . if CEMEX or the Purchaser shall have failed to commence the Offer as provided in the Merger Agreement, failed to pay for Shares pursuant to the Offer in accordance with the Merger Agreement or breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach cannot be or has not been cured within 30 days after receipt of written notice thereof by CEMEX or by the Termination Date, whichever is earlier; or

  . if CEMEX or the Purchaser breach their obligations to make available sufficient funds at the times required under the Merger Agreement.

Termination Fees and Expenses

   The Company must pay CEMEX a termination fee of U.S. $5.4 million (the "Termination Fee") if the Company terminates the Merger Agreement to pursue a Superior Proposal or if CEMEX terminates the Merger Agreement because the Company breaches the no solicitation provisions of the Merger Agreement or if its Board of Directors withdraws its approval of the Merger Agreement or fails to reject a Takeover Proposal or takes similar actions as specified in the Merger Agreement.

   The Company also is required to pay CEMEX the Termination Fee if the Merger Agreement is terminated (1) (i) by CEMEX because of a breach by the Company of the Merger Agreement, or (ii) by either CEMEX or the Company because the Offer has not been consummated on or prior to the Termination Date or as a result of the failure of a condition to the consummation of the Offer and in each case either (a) the Minimum Condition is not satisfied or (b) the condition with respect to breaches by the Company of its representations, warranties or covenants in the Merger Agreement is not satisfied as of the date of such termination, and (2) it has become publicly known that a Takeover Proposal or amended Takeover Proposal has been made prior to such termination and concurrently with or within 12 months of the date of such termination to a Third Party Acquisition Event (as defined below) occurs.

   A "Third Party Acquisition Event" is defined in the Merger Agreement as the consummation of a Takeover Proposal involving the purchase of a majority of either the equity securities of the Company or of the consolidated assets of the Company and its subsidiaries, taken as a whole, or any such transaction that, if it had been proposed prior to the termination of the Merger Agreement would have constituted a Takeover Proposal or the entering into by the Company or any of its subsidiaries of a definitive agreement with respect to any such transaction.

Amendments or Supplements

   Subject to applicable law, the Merger Agreement may be amended, modified and supplemented in writing by CEMEX, the Purchaser and the Company in any and all respects before the Effective Time (notwithstanding the approval by the Company's stockholders contemplated by the Merger Agreement), by action taken by the respective boards of directors of CEMEX, the Purchaser and the Company (or, if required by the Merger Agreement, the Independent Directors) or by the respective officers authorized by such boards of directors or the Independent Directors, as the case may be. However, that after the approval by the Company's stockholders, no amendment shall be made which by law requires further approval by the stockholders of the Company without such further approval.

                      THE TRANSACTION SUPPORT AGREEMENTS

   The following is a summary description of the material provisions of the Transaction Support Agreements. This summary is qualified in its entirety by reference to the complete text of the Transaction Support Agreements, which have been filed as exhibits to the Schedule TO filed by CEMEX and the Purchaser with the SEC and which are incorporated herein by reference.

   Concurrently with entering into the Merger Agreement, the Purchaser entered into separate (but substantially identical) Transaction Support Agreements with each of El Dia, Inc., Ferre Investment Fund, Inc., South Management Corporation and Alfra Investment Corporation, each of which are stockholders of the Company (the "Stockholders"). On June 11, 2002, the date of execution of the Merger Agreement and the Transaction Support Agreements, the Stockholders collectively owned either beneficially or of record 1,482,804 Shares, constituting approximately 29% of the Shares outstanding. The Company's Board of Directors has approved of the entry by the Stockholders into the Transaction Support Agreements for the purposes of Article TENTH of the Company's certificate of incorporation. See "--The Merger Agreement--Representations and Warranties".

Tender of Shares

   The Transaction Support Agreements provide that the Stockholders will promptly (and, in any event, not later than two business days prior to the scheduled expiration date of the Offer) tender all of the Shares held by them and will not withdraw such Shares from the Offer, except following termination of the Offer in accordance with its terms.

Voting Agreement and Proxy

   The Transaction Support Agreements provide that for so long as the Transaction Support Agreements are in effect, the Stockholders will vote (or cause to be voted) or consent (or cause to be consented) all of their Shares:

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

  . in favor of adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and the Transaction Support Agreements and otherwise in such manner as may be necessary to consummate the Merger;

  . against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company under the Merger Agreement or of the Stockholders contained in the Transaction Support Agreements; and

  . against any action, agreement, transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal, including any Takeover Proposal or Superior Proposal, that could reasonably be expected to impede, interfere, delay, discourage or adversely affect the Merger Agreement, the Offer, the Merger or the Transaction Support Agreements.

   Any vote by the Stockholders that is not in accordance with the foregoing will be considered null and void and the provisions set forth in the following paragraph will take immediate effect.

   Pursuant to the Transaction Support Agreements, if the Stockholders fail to comply with their obligations to vote their Shares as set forth above, CEMEX automatically will be granted an irrevocable proxy with respect to the Stockholders' Shares to vote and otherwise act with respect to all of their Shares at any meeting of the Company's stockholders (whether annual or special and whether or not an adjourned or postponed meeting), and in any action by written consent of the Company's stockholders, on the matters and in the manner specified above.

The Option

   Pursuant to the Transaction Support Agreements, the Stockholders granted CEMEX an irrevocable option to purchase all of the Stockholders' Shares, which is exercisable under certain circumstances described below, at a purchase price per Share of U.S. $35.00, less the value of any dividends per option Share declared or paid from and after June 11, 2002 through the end of the option exercise period and subject to adjustment pursuant to the Transaction Support Agreements, other than any regular quarterly dividends paid in accordance with the Merger Agreement.

   Exercisability. The options granted by the Stockholders are exercisable during the period commencing on the earlier of the date on which:

  . a Termination Fee is paid or is payable in accordance with the terms of the Merger Agreement;

  . the Offer is terminated as a result of the failure to satisfy the Minimum Condition to the Offer if at or prior to the time of the termination a Takeover Proposal has become publicly known; or

  . a Subsequent Amendment is received by the Company or becomes publicly known;

and ending at 11:59 p.m. (New York time) on the 30th day following the date on which the Merger Agreement is terminated.

   The option is exercisable in whole but not in part, and in no event is CEMEX able to exercise an option with respect to a Stockholder's Shares unless CEMEX concurrently exercises all options to purchase all the Shares of all four Stockholders.

Representations and Warranties

   In the Transaction Support Agreements, the Stockholders made customary representations and warranties to CEMEX and to the Purchaser, including representations and warranties relating to:

  .   authority to enter into the Transaction Support Agreements;

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

  .   no conflict and required filings and consents;

  .   ownership of shares;

  .   absence of litigation; and

  . absence of brokers entitled to fees in connection with the transactions contemplated by the Transaction Support Agreements.

   In the Transaction Support Agreements, CEMEX and the Purchaser made customary representations and warranties to the Stockholders, including representations and warranties relating to:

  .   authority to enter into the Transaction Support Agreements; and

  .   no conflict and required filings and consents.

Covenants

   The Transaction Support Agreements provide, among other things, that the Stockholders, subject to the terms of the Transaction Support Agreements, will not:

  . sell, transfer, tender (except in the Offer), pledge, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to (other than the irrevocable proxy to CEMEX), deposit into any voting trust, enter into any voting agreement, or create or permit to exist any liens of any nature whatsoever (other than pursuant to the Transaction Support Agreements) with respect to, any of such Stockholder's Shares (or agree or consent to, or offer to do, any of the foregoing), or take any action that would make any representation or warranty of such Stockholder in the Transaction Support Agreements untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under the Transaction Support Agreement; and

  . directly or indirectly solicit, initiate, endorse, accept or encourage the submission of any Takeover Proposal, or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or participate in, assist, facilitate, endorse or encourage any proposal that constitutes, or may reasonably be expected to lead to, a Takeover Proposal.

   The Transaction Support Agreements also provide, among other things, that, subject to the conditions of the Transaction Support Agreements, CEMEX, the Purchaser and each Stockholder will use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transaction Support Agreements.

12.  Purpose of the Offer; Plans for the Company.

   Purpose of the Offer. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, the Purchaser intends to consummate the Merger as promptly as practicable.

   The Company's Board of Directors, at a special meeting held on June 11, 2002, with one director absent, unanimously approved the Merger and the Merger Agreement. Depending upon the number of Shares purchased by the Purchaser pursuant to the Offer, the Company's Board of Directors may be required to submit the Merger Agreement to the Company's stockholders for approval and adoption at a stockholder's meeting convened for that purpose in accordance with the PRGCL. If stockholder approval is required, the Merger Agreement must be approved by a majority of the outstanding stock of the corporation entitled to vote thereon. If the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to approve the Merger Agreement at the stockholders' meeting without the affirmative vote of any other stockholder.

   If the Purchaser acquires at least 90% of the then outstanding Shares pursuant to the Offer (including any Subsequent Offering Period thereof), the Merger may be consummated without a stockholder meeting and without the approval of the Company's stockholders under the "short-form merger" provisions of the PRGCL. The Merger Agreement provides that the Purchaser will be merged into the Company and that the Articles of Incorporation and the Bylaws of the Company will be the articles of incorporation and bylaws of the Surviving Corporation following the Merger.

   Appraisal Rights. If the Merger is consummated, holders of Shares who oppose the Merger may have appraisal rights under applicable Puerto Rico law. Under the PRGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the "fair value" of their Shares and to be paid in cash an amount that the Puerto Rico Court of First Instance (Superior Part) (the "Court") decides is the "fair value" of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger as determined by the Court. This amount may be more or less than the Merger Consideration you would receive pursuant to the Merger.

   Any stockholder exercising appraisal rights must strictly comply with the procedures set forth in Section 10.12 of the PRGCL, Law 114 of August 10, 1995, 14 L.P.R.A. (S) 3062 ("Section 10.12"). Failure to follow any such procedures will result in a termination or waiver of the stockholders' appraisal rights under Section 10.12 of the PRGCL. Any stockholder contemplating exercising appraisal rights is urged to review carefully the provisions of Section 10.12 of the PRGCL, particularly the procedural steps required to perfect appraisal rights thereunder.

   Plans for the Company. Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for any Shares by the Purchaser pursuant to the Offer, CEMEX currently intends to seek maximum representation on the Company's Board of Directors, subject to the requirement in the Merger Agreement that if Shares are purchased pursuant to the Offer, there shall be until the Effective Time at least three Independent Directors as described in more detail in "Introduction."

   Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted. CEMEX will continue to evaluate the business and operations of the Company during the pendency of the Offer and thereafter. In addition, CEMEX intends to conduct a comprehensive review of the Company's business, operations, capitalization, corporate structure and management with a view to optimizing development of the Company's potential in conjunction with CEMEX's businesses.

   Except as described above or elsewhere in this Offer to Purchase, the Purchaser and CEMEX have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the Company's capitalization or dividend policy or (v) any other material change in the Company's corporate structure or business.

13.  Certain Effects of the Offer.

   Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

   NYSE Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. According to NYSE's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 600,000, or the number of holders of Shares falls below 400 or the number of holders of shares falls below 1,200 and the average monthly trading volume (for most recent 12 months) is less than 100,000 shares. If, as a result of the purchase of Shares pursuant to the Offer, the Merger, the Merger Agreement or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing, the listing of the Shares will be discontinued. In such event, the market for the Shares would be adversely affected. In the event the Shares were no longer eligible for listing on the NYSE, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

   Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for NYSE reporting. The Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

   Margin Regulations. The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

14.  Dividends and Distributions.

   As discussed in Section 11, the Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written approval of CEMEX, the Company will not and will not permit any of its subsidiaries to authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock other than (a) normal quarterly cash dividends not in excess of U.S. $0.19 per Share to be declared and paid in accordance with the Company's past dividend policy, including the timing of the declaration, record and payment dates thereof; provided that no such cash dividends shall be declared after consummation of the Offer, or (b) dividends or distributions by wholly owned subsidiaries of the Company. Without limiting the foregoing, effective upon acceptance for payment of Shares pursuant to the Offer in accordance with the terms hereof, the holder of such Shares will sell and assign to the Purchaser all right, title and interest in and to all of the Shares tendered (including, but not limited to, such holder's right to any and all dividends and distributions with a record date after the scheduled or extended expiration date if the Offer is consummated at such expiration date).

15.  Certain Conditions of the Offer.

   Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the Purchaser's obligations to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any shares of Shares tendered pursuant to the Offer, and may terminate or amend the Offer in accordance with the Merger Agreement, if:

   (a) immediately prior to any scheduled or extended expiration date of the
       Offer:

      (i) the Minimum Condition has not been satisfied;

     (ii) the applicable waiting period under the Hart-Scott-Rodino Act has not expired or been terminated;

    (iii) any necessary consent from lenders under the Banco Popular Loan Agreements (as defined in the Merger Agreement) to waive any "change of control" defaults that may occur thereunder by reason of consummation of the Offer or the Merger has not been obtained; or

     (iv) the consent of the Nuclear Regulatory Commission (the "NRC") required as a result of the Company's ownership of a regulated piece of test equipment has not been obtained;

   (b) immediately prior to any scheduled or extended expiration date of the Offer, any of the following conditions exists:

      (i) there has been any action threatened or taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any domestic or foreign federal or state governmental, regulatory or administrative agency, authority, court, legislative body or commission that directly or indirectly (1) prohibits or imposes any material limitations, other than limitations generally affecting the industries in which the Company and CEMEX and their respective subsidiaries conduct their business, on CEMEX's or the Purchaser's ownership or operation (or that of any of their respective subsidiaries) of all or a material portion of the Company's and its subsidiaries' businesses or assets as a whole, or compels CEMEX or the Purchaser or their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or CEMEX in each case taken as a whole, (2) prohibits, or makes illegal, consummation of the Offer or consummation of the Merger or the other transactions contemplated by the Merger Agreement, (3) results in a material delay in the ability of the Purchaser, or renders the Purchaser unable, to accept for payment, pay for or purchase a material amount of the shares of Company Common Stock, or (4) imposes material limitations on the ability of the Purchaser or CEMEX effectively to exercise full rights of ownership of the Shares including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders;

     (ii) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities in the New York Stock Exchange (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index and excluding any suspension or limitation resulting from physical damage or interference with any exchange not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

    (iii) other than as explicitly disclosed in the Company Disclosure Schedule delivered to CEMEX or the Company reports filed with the SEC prior to the date of the Merger Agreement, any change shall have occurred (or any development shall have occurred) after December 31, 2001, in the business, assets, liabilities, financial condition or results of operations of the Company or any of its subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company; or

     (iv) the Company's Board of Directors shall have withdrawn, or modified or changed in a manner adverse to CEMEX or the Purchaser (including by amendment of the Schedule 14D-9), its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended another proposal or offer regarding a Takeover Proposal, or shall have resolved to do any of the foregoing; or

      (v) the Merger Agreement shall have been terminated in accordance with its terms; or

   (c) immediately prior to any scheduled or extended expiration date of the Offer, (1) the Company shall have breached or failed to perform in any material respect any of its obligations under the Merger Agreement required to have been performed at or prior to such time, or (2) the representations and warranties of the Company set forth in the Merger Agreement shall fail to be true and correct as of the date of the Merger Agreement and as of any scheduled or extended expiration date of the Offer as though made on such date (or, in each case, if made as of a specified date, as of such date), subject to any applicable material adverse effect qualification in the Merger Agreement, or the Company shall have failed to deliver to CEMEX and the Purchaser a certificate executed by an appropriate officer of the Company as to the satisfaction of the condition set forth in this paragraph (c) immediately prior to the scheduled or any extended time of expiration of the Offer; or

   (d) the Company shall have failed to deliver to CEMEX and the Purchaser resignations of a sufficient number of the incumbent directors on the Company's Board of Directors effective as of the consummation of the Offer, and/or duly adopted resolutions of the Company's Board of Directors, such that the Company has satisfied its obligations concerning such Board of Directors pursuant to the Merger Agreement as described the Introduction to this Offer to Purchase that are required to be satisfied prior to consummation of the Offer;

which in the reasonable good faith judgment of CEMEX or the Purchaser but subject to the provisions of the Merger Agreement, in any such case, and regardless of the circumstances (including any action or inaction by CEMEX or the Purchaser) giving rise to such conditions make it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for the Shares.

   The Purchaser's obligation to purchase Shares under the Offer is not conditioned on any financing arrangements or subject to any financing condition. See Section 9 for a description of the financing arrangements for the Offer and the Merger.

   Subject to the provisions of the Merger Agreement, the foregoing conditions are for the sole benefit of CEMEX and the Purchaser and may be asserted by the Purchaser or, subject to the terms of the Merger Agreement may be waived by CEMEX or the Purchaser, in whole or in part at any time and from time to time in the reasonable discretion of CEMEX or the Purchaser at any time prior to the scheduled or extended expiration date of the Offer. The failure by CEMEX or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time prior to the scheduled or extended expiration date of the Offer.

16.  Certain Legal Matters; Regulatory Approvals.

   General. The Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, regulatory or administrative authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser or CEMEX as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that, except as described below under "--State Takeover Statutes," such approval or other action will be sought. While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15.

   State Takeover Statutes. A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

   In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

   The Company is incorporated under the laws of Puerto Rico. Puerto Rico does not have a "business combination" statute restricting mergers and similar transactions with "interested stockholders" requiring any vote of stockholders in excess of a majority vote unless such transaction has been approved by a company's board of directors.

   If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between the Purchaser or any of its affiliates and the Company, the Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15.

   United States Antitrust Compliance. Under the Hart-Scott-Rodino Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

   Pursuant to the requirements of the Hart-Scott-Rodino Act, the Purchaser filed a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC on June 21, 2002. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., Eastern time, on July 8, 2002. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from the Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., Eastern time, on the tenth day after substantial compliance by the Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

   The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of CEMEX or the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. The Purchaser does not believe that the consummation of the Offer or the Merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer or the Merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15, including conditions with respect to litigation and certain governmental actions and
Section 11 for certain termination rights.

  Inquiry from the Office of Monopolistic Affairs

   On June 14, 2002, the Company received an inquiry from the Office of Monopolistic Affairs of the Department of Justice of the Commonwealth of Puerto Rico ("OMA") for information relating to the Offer and the Merger. On June 27, 2002, representatives of the Company met with the OMA to discuss the Offer, the Merger and the Merger Agreement. As discussed above, while the Company does not believe that the acquisition of Shares by the Purchaser will violate the antitrust laws, there can be no assurance that the OMA will not challenge the Offer on antitrust grounds, or, if such a challenge is made, what the result will be.

   Nuclear Regulatory Commission. The Company holds a materials license from the NRC under the Atomic Energy Act of 1954, as amended. The consent of the NRC to the indirect transfer of control with respect to such license is a condition to consummation of the Offer. A request by the Company that the NRC consent to such indirect transfer of control currently is pending with the NRC.

   Other Filings. CEMEX conducts operations in a number of foreign countries, and filings may have to be made with foreign governments under their pre-merger notification statutes. The filing requirements of various nations are being analyzed by the parties and, where advisable, such filings will be made.

17.  Fees and Expenses.

   Goldman, Sachs & Co. ("Goldman, Sachs") is acting as financial advisor to CEMEX in connection with the Offer and the Merger, for which services Goldman, Sachs will receive customary compensation. CEMEX has agreed to reimburse Goldman, Sachs for reasonable travel and other expenses incurred by Goldman, Sachs in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Goldman, Sachs and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, Goldman, Sachs and its affiliates may actively trade or hold the securities of the Company and CEMEX for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

   CEMEX and the Purchaser have retained Georgeson Shareholder Communications Inc. to be the Information Agent and Citibank, N.A. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

   The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

   Neither CEMEX nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18.  Miscellaneous.

   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF CEMEX OR THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

   The Purchaser and CEMEX have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company's Board of Directors with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under Section 7 above.

                                          TRICEM ACQUISITION, CORP.

July 1, 2002

                                                                     SCHEDULE I

                            INFORMATION CONCERNING
                       DIRECTORS AND EXECUTIVE OFFICERS
                          OF CEMEX AND THE PURCHASER

1.  Directors and Executive Officers of CEMEX.

   The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years for each member of the Board of Directors and each executive officer of CEMEX. Unless indicated otherwise, each person is a citizen of Mexico with a principal business address at Ave. Constitucion 444 Pte., Monterrey, Nuevo Leon, Mexico 64000.

                                              Principal Occupation or
                                              Employment and Material
Name                      Title               Positions Held During the Past Five Years
----                      -----               -----------------------------------------
Lorenzo H. Zambrano...... Chairman, Chief     Chairman of the Board of Directors of CEMEX since
                          Executive Officer   1995, Director since 1979 and Chief Executive
                          and Director        Officer of CEMEX since 1985. Mr. Zambrano is a
                                              member of the Board of Directors of Fomento
                                              Economico Mexicano, S.A. de C.V., Empresas ICA,
                                              S.A. de C.V., Alfa, S.A. de C.V., Cydsa, S.A., Vitro,
                                              S.A., and Grupo Televisa, S.A. He is Chairman of the
                                              Board of Directors of Consejo de EnseZanza e
                                              Investigacion Superior, A.C., which manages ITESM.
                                              He is also a member of the Stanford Business
                                              School's advisory group and a member of the board
                                              of directors and of the executive committee of Grupo
                                              Financiero Banamex Accival, S.A. de C.V. In
                                              addition, he is a member of the Board of Directors of
                                              The Museum of Modern Art, The Economic
                                              Development Institute of the World Bank, Americas
                                              Society, Inc., Museo de Arte Contemporaneo, and the
                                              Mexico-United States Commission for Educational
                                              and Cultural Exchange.

Armando J. Garcia Segovia Director, Executive Executive Vice Director since 1983 and Executive
                          Vice President of   Vice President of Development President of
                          Development         Development of CEMEX since 1996. Mr. Garcia was
                                              Director of Development of CEMEX from 1994 to
                                              1996. He also serves as a member of the Board of
                                              Directors of Materiales Industriales de Chihuahua,
                                              S.A. de C.V., Calhidra y Mortero de Chihuahua, S.A.
                                              de C.V., Cementos de Chihuahua, S.A. de C.V.,
                                              Construcentro de Chihuahua, S.A. de C.V., Control
                                              Administrativo Mexicano, S.A. de C.V., Compania
                                              Industrial de Parras, S.A. de C.V., Fabrica La Estrella,
                                              S.A. de C.V., Prendas Textiles, S.A. de C.V., Telas de
                                              Parras, S.A. de C.V., Canacem, Confederacion
                                              Patronal de la Republica Mexicana, Centro Patronal
                                              de Nuevo Leon, and Instituto Mexicano del Cemento
                                              y del Concreto. He is also Chairman of the Board of
                                              Directors of Centro de Estudios del Sector Privado
                                              para el Desarrollo Sostenible.

                                    Principal Occupation or
                                    Employment and Material
Name                       Title    Positions Held During the Past Five Years
----                       -----    -----------------------------------------

Eduardo Brittingham Sumner Director Director since 1967. Mr. Brittingham is currently
                                    General Director of Laredo Autos, S.A. de C.V., since
                                    1988, and of Auto Express Rapido Nuevo Laredo,
                                    S.A. de C.V., since 1980. He is a member of the
                                    Board of Directors of Consorcio Industrial de
                                    Exportacion, S.A. de C.V. since 1988, and an
                                    alternate member of the Board of Directors of Vitro,
                                    S.A.

Lorenzo Milkmo Zambrano... Director Director since 1977. Mr. Milkmo is General Director of Inmobiliaria Ermiza, S.A. de C.V., since 1988 and
                                    as a member of the Board of Directors of Seguros la
                                    Comercial, S.A., Banco Santander Mexicano, S.A.
                                    (Regional), Nacional Financiera S.N.C. and
                                    Bancomer, S.A. (Regional).

Rodolfo Garcia Muriel..... Director Director since 1985. Mr. Garcia is the Chief
                                    Executive Officer of Compania Industrial de Parras,
                                    S.A. de C.V., since 1996 and its Chairman of the
                                    Board of Directors since 1996. Mr. Muriel is also
                                    Chairman of the Board of Directors of Parras Cone de
                                    Mexico, S.A. de C.V., since 1993, Hilapar, S.A. de
                                    C.V., since 1996 and Vice-Chairman of the Board of
                                    Directors of the Camara Nacional de la Industria
                                    Textil since 1994. He is also a member of the Board
                                    of Directors of Parras Williamson, S.A. de C.V.,
                                    Telas de Parras, S.A. de C.V., Prendas Textiles, S.A.
                                    de C.V., Iusacell, S.A. de C.V., Iusa-GE, S. de R.L.,
                                    Cambridge Lee Industries Inc., Industrias Unidas,
                                    S.A., Apollo Operadora de Sociedades de Inversion,
                                    S.A. de C.V., and Sinkro, S.A. de C.V

Rogelio Zambrano Lozano... Director Director since 1987. Mr. Zambrano is General
                                    Director of Carza S.A. de C.V., since 1985 and Plaza
                                    Sesamo S.A. de C.V., since 1992. Mr. Lozano is also
                                    a member of the consultive board of Grupo
                                    Financiero Banamex Accival, S.A. de C.V. Zona
                                    Norte.

                                    Principal Occupation or
                                    Employment and Material
Name                       Title    Positions Held During the Past Five Years
----                       -----    -----------------------------------------
Robert Zambrano Villarreal Director Director since 1987. Mr. Zambrano is Chairman of the Board of Directors of Desarrollo Integrado, S.A.
                                    de C.V., since 1994, Pronatura S.A. de C.V., since
                                    1997, Administracion Ficap, S.A. de C.V., since
                                    1994, Aero Zano, S.A. de C.V., since 1994, Ciudad
                                    Villamonte, S.A. de C.V., Focos, S.A. de C.V., since
                                    1994, C & I Capital, S.A. de C.V., since 1997,
                                    Industrias Diza, S.A. de C.V., since 1994,
                                    Inmobiliaria Sanni, S.A. de C.V., since 1994,
                                    Inmuebles Trevisa, S.A. de C.V., since 1994,
                                    Servicios Tecnicos Hidraulicos, S.A. de C.V., since
                                    1994, and Mantenimiento Integrado, S.A. de C.V.
                                    since 1993. He is a member of the Board of Directors
                                    of S.L.I. de Mexico, S.A. de C.V., CompaZia de
                                    Vidrio Industrial, S.A. de C.V., Radio Digital 220,
                                    S.A. de C.V., Eicon, S.A. de C.V. and
                                    Telecomunicaciones Publicas y Privadas, S.A. de
                                    C.V.

Bernardo Quintana Isaac... Director Director since 1990. Mr. Quintana is Chairman of the
                                    Board of Directors of Grupo ICA, S.A. de C.V., and
                                    its Chief Executive Officer since 1994. He is also a
                                    member of the Board of Directors of Telefonos de
                                    Mexico, S.A. de C.V., Grupo Financiero Banamex
                                    Accival, S.A. de C.V., Grupo Financiero Inbursa,
                                    S.A. de C.V., Grupo Carso, S.A. de C.V., and Grupo
                                    Maseca, S.A. de C.V. He is also a member of the
                                    Consejo Mexicano de Hombres de Negocios.

Dionisio Garza Medina..... Director Director since 1995. Mr. Garza is Chairman of the
                                    Board and Chief Executive Officer of Alfa, S.A. de
                                    C.V., since 1990. He is Chairman of the Board of
                                    Hylsamex, S.A. de C.V., since 1993 and of Sigma
                                    Alimentos, S.A. de C.V., since 1990. He is also a
                                    member of the Board of Directors of Vitro, S.A.,
                                    Cydsa, S.A., Seguros Comercial America, S.A., and
                                    Grupo Financiero Bancomer, S.A. de C.V. He is also
                                    a member of Consejo Mexicano de Hombres de
                                    Negocios, the consultive committee of Harvard
                                    Business School and the David Rockefeller Center for
                                    Latin American Studies and the consultive committee
                                    of the New York Stock Exchange. He is also
                                    Chairman of the Executive Board of the Universidad
                                    de Monterrey, A.C.

                                               Principal Occupation or
                                               Employment and Material
Name                        Title              Positions Held During the Past Five Years
----                        -----              -----------------------------------------
Alfonso Romo Garza......... Director           Director since 1995. Mr. Romo is Chairman of the
                                               Board of Directors and Chief Executive Officer of
                                               Pulsar Internacional, S.A. de C.V., since 1984,
                                               Chairman of the Board of Directors and Chief
                                               Executive Officer of Savia, S.A. de C.V., since 1986,
                                               Chairman of the Board of Directors and Chief
                                               Executive Officer of Seguros Comercial America,
                                               S.A. de C.V., since 1989, Chairman of the Board of
                                               Directors and Chief Executive Officer of Empaques
                                               Ponderosa, S.A. de C.V., since 1994, and Chairman
                                               of the Board of Directors and Chief Executive Officer
                                               of Seminis Inc., since 1996. He is also a member of
                                               the board of Nacional de Drogas, S.A. de C.V. and
                                               Grupo Maseca S.A. de C.V. He is an external advisor
                                               of the World Bank Board for Latin America and the
                                               Caribbean, and member of the Board of Directors of
                                               The Donald Danford Plant Science Center.

Jorge Garcia Segovia....... Alternate Director Alternate Director since 1985. Mr. Garcia was Retail
                                               Banking Executive Director of Banca Sefin (North
                                               Region) from 1995 to 1998. Since 1998, he has
                                               served as Director of Vector Casa de Bolsa, S.A. de
                                               C.V. He is also a member of the Board of Directors of
                                               Compania Industrial de Parras., S.A. de C.V., Vitro
                                               Vidrio Plano, S.A., ABA Seguros, S.A., and director
                                               of Vector Casa de Bolsa, S.A. de C.V.

Tomas Brittingham.......... Alternate Director Alternate Director since 1987. He is the Chief
                                               Executive Officer of Laredo Autos, S.A. de C.V.,
                                               since 1983.

Mauricio Zambrano Villareal Alternate Director Alternate Director since 1995. Mr. Zambrano is
                                               General Vice-President of Desarrollo Integrado, S.A.
                                               de C.V., since 1978. He is also Chairman of the Board
                                               of Directors of Empresas Falcon, S.A. de C.V. and
                                               Trek Associates, Inc., Secretary of the Board of
                                               Directors of Administracion Ficap, S.A. de C.V.,
                                               Aero Zano, S.A. de C.V., Ciudad Villamonte, S.A. de
                                               C.V., Focos, S.A. de C.V., Compania de Vidrio
                                               Industrial, S.A. de C.V., C & I Capital, S.A. de C.V.,
                                               Industrias Diza, S.A. de C.V., Inmobiliaria Sanni,
                                               S.A. de C.V., Inmuebles Trevisa, S.A. de C.V., Praxis
                                               Accesorios, S.A. de C.V. and Servicios Tecnicos
                                               Hidraulicos, S.A. de C.V., and a member of the Board
                                               of Directors of Sylvania Lighting International
                                               Mexico, S.A. de C.V., Invercap, S.A. de C.V. and
                                               Precision Auto Care, Inc.

                                            Principal Occupation or
                                            Employment and Material
Name                     Title              Positions Held During the Past Five Years
----                     -----              -----------------------------------------
Luis Santos de la Garza. Board Examiner     Board Examiner since 1989 and Alternate Director
                                            from 1987 to 1988. He was a Senator of Mexico for
                                            the State of Nuevo Leon from 1997 to 2000. He is
                                            also a member of the Board of Directors of Grupo
                                            Industrial Ramirez, S.A. de C.V., since 1981 and
                                            Productora de Papel, S.A. de C.V., since 1985. He
                                            was a founding partner of Bufete de Abogados
                                            Santos-Elizondo-Cantd-Rivera-Gonzalez-De la
                                            Garza, S.C.

Fernando Ruiz Arredondo. Alternate Board    Mr. Ruiz has been Alternate Board Examiner since
                         Examiner           1981.

Hector Medina........... Executive Vice     Executive Vice President of Planning and of Planning
                         President          and Finance of CEMEX since 1996. Mr. Medina was
                                            President of CEMEX Mexico from 1994 to 1996. Mr.
                                            Medina also is President of the Purchaser since 2002.

Rodrigo Trevino......... Chief Financial    Chief Financial Officer of CEMEX since 1997. Prior
                         Officer            to joining CEMEX, Mr. Trevino was the Country
                                            Corporate Officer for Citicorp/Citibank Chile from
                                            1995 to 1996.

Ramiro G. Villarreal.... General Counsel    General Counsel of CEMEX since 1987. Although
                                            not a director, Mr. Villarreal has served as Secretary
                                            of the Board of Directors since 1995. Mr. Villarreal
                                            also is a Director and Secretary of the Purchaser since
                                            2002.

Mario de la Garza....... Vice President of  Vice President of Administration of CEMEX since
                         Administration     1996. Mr. de la Garza was Director of Administration
                                            of CEMEX from 1994 to 1996.

Francisco Garza......... President of CEMEX President of CEMEX North America and Trading
                         North America and  since 1998. Mr. Garza was President of CEMEX
                         Trading            Mexico and CEMEX USA from 1996 to 1998 and
                                            President of Vencemos and Cemento Bayano from
                                            1994 to 1996.

Jose Luis Saenz de Miera President of CEMEX President of the Europe and Asia region since 1998.
                         Europe and Asia    Mr. Saenz was President of Valenciana from 1994 to
                                            1998. He is a citizen of Spain.

Victor Romo............. President of CEMEX President of the South American and Caribbean
                         South America and  region since 1998. Mr. Romo was President of
                         the Caribbean      Vencemos from 1996 to 1998 and General Director of
                                            Administration and Finance of Valenciana from 1994
                                            to 1996.

Gilberto Perez.......... President of CEMEX President of CEMEX US since 1998. Prior to that
                         US                 time, Mr. Perez of was Vice President of Planning
                                            and Marketing for CEMEX Mexico and Planning
                                            Vice President of CEMEX Venezuela. Mr. Perez has
                                            been employed with CEMEX since 1989.

2.  Directors and Executive Officers of the Purchaser.

   The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years for each member of the Board of Directors and each executive officer of the Purchaser. Unless indicated otherwise, each person is a citizen of Mexico with a principal business address at Ave. Constitucion 444 Pte., Monterrey, Nuevo Leon, Mexico 64000.

                                      Principal Occupation or
                                      Employment and Material
Name              Title               Positions Held During the Past Five Years
----              -----               -----------------------------------------
Hector Medina.... President           See above.

Philippe Gastone. Director, Vice      Director and Vice President since 2002. Mr Gastone
                  President           is a Senior Vice President in the Business
                                      Development group of Cemex since 2000. Mr.
                                      Gastone was a Director of Investment Banking at
                                      Merrill Lynch in London, England from 1997 to 1999
                                      and an Executive Director of UBS from 1994 to 1997.
                                      Mr Gastone is a French citizen. Principal business
                                      address: CEMEX USA, 590 Madison Ave., 41st
                                      Floor, New York, NY 10022.

Ramiro Villarreal Director, Secretary See above.

Alfredo Cavazos.. Treasurer           Treasurer of the Purchaser since 2002. Mr. Cavazos is
                                      Director of Corporate Business Development of
                                      CEMEX, since 2000. Mr. Cavazos was Manager of
                                      Strategic Planning of CEMEX from 1997 to 2000.

Jill Simeone..... Director, Assistant Director and Assistant Secretary of the Purchaser
                  Secretary           since 2002. Ms. Simeone is General Counsel, North
                                      America Region and International Trading Group for
                                      CEMEX, since July 2001. Ms. Simeone was General
                                      Counsel of CEMEX USA since 1999. In 1998-1999,
                                      Ms. Simeone was a Fulbright Scholar at ITESM in
                                      Monterrey, Mexico and a visiting law professor at the
                                      Facultad Libre Derecho in Monterrey. From 1993 to
                                      1998, she was an Assistant District Attorney in the
                                      Manhattan District Attorney's office. Ms. Simeone is
                                      a citizen of the United States of America. Principal
                                      business address: CEMEX USA, 590 Madison Ave.,
                                      41st Floor, New York, NY 10022.

                               Principal Occupation or
                               Employment and Material
Name       Title               Positions Held During the Past Five Years
----       -----               -----------------------------------------

Eric Tulla Assistant Secretary Assistant Secretary of the Purchaser since 2002.
                               Mr. Tulla is a founding partner of the law firm of
                               Rivera Tulla & Ferrer of San Juan, Puerto Rico. He is
                               admitted to the bar of the Supreme Court of Puerto
                               Rico (1974), U.S. District Court, District Court of
                               Puerto Rico and U.S. Court of Appeals for the First
                               Circuit (1974), U.S. Supreme Court (1977) and the
                               District of Columbia (1979). Educated at Yale
                               University (B.A. 1970) and Columbia University
                               (J. D. 1973), he is a member of the Bar Association
                               of Puerto Rico, the Federal and American Bar
                               Associations, the American College of Trial Lawyers,
                               (State Chairman 1998, 1999), and the International
                               Academy of Trial Lawyers. He is also a director and
                               past president of the Federacion de Vela De Puerto
                               Rico, and a Council Member and an International
                               Judge of the International Sailing Federation. Mr.
                               Tulla is a citizen of the United States of America with
                               a principal business address at 50 Quisqueya Street,
                               San Juan, Puerto Rico 00917.

Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                       The Depositary for the Offer is:

                                Citibank, N.A.
                            Citibank Agency & Trust

                           By Facsimile Transmission
                       (for Eligible Institutions only):

                                (212) 701-7636

                             Confirm by Telephone:

                                (212) 701-7624

       By Courier:                   By Mail:                    By Hand:

   Computershare Trust          Computershare Trust         Computershare Trust
    Company of New York         Company of New York         Company of New York
    Wall Street Plaza           Wall Street Station          Wall Street Plaza
88 Pine Street, 19th Floor         P.O. Box 1010         88 Pine Street, 19th Floor
New York, New York 10005   New York, New York 10268-1010 New York, New York 10005

   Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and related materials may be obtained from the Information Agent as set forth below and will be furnished promptly at the Purchaser's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                          [LOGO] Georgeson Shareholder

                   Georgeson Shareholder Communications Inc.

                          17 State Street, 10th Floor
                           New York, New York 10004
                Banks and Brokers call collect: (212) 440-9800
                   All Others Call Toll Free: 1-800-616-5497